As Filed with the Securities and Exchange Commission on
December 4, 2001
                  Registration No. 333- _______


        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                            FORM S-4
    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                 Casterbridge Management, Inc.
     (Exact name of registrant as specified in its charter)

 Nevada                                           6770
(State or other jurisdiction of      (Primary Standard Industrial
incorporation or organization)        Classification Code Number)


                      2102 N. Donner Road
                        Tucson, AZ 85749
                         (520) 731-9890
 (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)


                    Dieterich and Associates
               11300 W. Olympic Blvd., Suite 800
                 Los Angeles, California 90064
                         (310) 312-6888
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                   CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------
Title of Each                 Proposed       Proposed
Class Of                      Maximum        Maximum
Securities     Amount         Offering       Aggregate      Amount of
To Be          To Be          Price          Offering       Registration
Registered     Registered     Per Unit       Price          Fee
--------------------------------------------------------------------------
common stock      250,000     $   0.10       $25,000        $6.25
no par value

(1) In the event of a stock split stock dividend, or similar transaction involving the Company's Common Stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) Estimated for purposes of calculating the amount of registration fee only.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the "Securities Act") or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



           [Casterbridge Management, Inc. Letterhead]

                       December 4, 2001

                     Proposed Combination

           WE ARE NOT ASKING YOU FOR A PROXY AND YOU
              ARE REQUESTED NOT TO SEND US A PROXY

Dear fellow shareholders:

Pursuant to a merger agreement dated September 21, 2001, Casterbridge Management will be acquired and merged into Tucson Acquisition & Development Corporation; Casterbridge will cease to exist and TAD will succeed to the reporting requirements of the Company. As consideration for the acquisition, Tucson Acquisition & Development will issue 250,000 shares of their common stock to the stockholders of Casterbridge Management. There are 1,000,000 shares of Casterbridge Management common stock currently outstanding. Mr. Hodges, the President, Director and majority shareholder of Casterbridge Management Inc. has agreed to return to Casterbridge Management 750,000 of his 800,000 shares for cancellation at the time of the closing. Tucson Acquisition & Development will issue a total of 250,000 shares to the shareholders of Casterbridge at the rate of 1 share of Tucson Acquisition & Development for 1 share of Casterbridge Management.

By law, the combination cannot be completed unless holders of at least a majority of Casterbridge Management common stock approve it. Accordingly, the majority shareholder of the Company has approved it and we anticipate the closing of the acquisition will occur about late November or December of 2001. This information statement/prospectus provides you with detailed information about the proposed combination. We encourage you to read this entire document carefully, including the section titled "Cautionary Factors That May Affect Future Results," beginning on page 9.

Your board of directors has approved the combination and believes that it is in the best interest of Casterbridge Management and you, our shareholders. Likewise, the President and majority shareholder has approved the merger by consent and your vote is not required.


                              Sincerely,


                             /s/ Daniel L. Hodges
                             President



   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this information statement/prospectus or determined if this information statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement/prospectus is dated December 4, 2001 and is first being mailed to shareholders on or about December
7, 2001.

Table of Contents                                           Page

Summary

Cautionary Factors That May Affect Future Results              9

Forward Looking Statements                                    20

Unaudited Pro Forma Condensed Financial Information           21

The Combination                                               27
  Background of the Combination                               27
  Our Reasons for the Combination                             27
  Reasons of Tucson Acquisition & Development for the Combination
  Accounting Treatment                                        27
  Federal Income Tax Consequences of the Combination          28
  Rights of Dissenting Shareholders                           29
  Interest of Certain Persons in the Combination              29

Terms of the Combination                                      30

Differences in the Rights of the Shareholders                 30

The Companies                                                 31
  Casterbridge Management, Inc.                               31
  Tucson Acquisition & Development Corporation                33

Tucson Acquisition & Development's Management's Discussion and
Plan of Operation                                             35

Description of Casterbridge Management Capital Stock          45
Description of Tucson Acquisition & Development Capital Stock 46

Management Following the Combination                          49
  Our Principal Shareholders                                  49
  Certain Relationships and Related Transactions              49
  Executive Compensation of Our Directors and Offices         50

Available Information                                         51

Financial Statements                                          53

Experts                                                       53

Appendix A Nevada Revised Statute Sections 92A.300-92A.500    96





QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION

Q:   Why are we performing the combination?

A:   We expect a public trading market to develop for our stock following the combination which would enable us to provide liquidity to our stockholders, both the existing shareholders and the current shareholder of Tucson Acquisition & Development after the acquisition, should they want to sell their stock, and to provide Tucson Acquisition & Development with the advantages of a public company in raising funds and making acquisitions. Our current shareholders should also benefit by being acquired by a viable and growing business. However, we cannot assure you that we will be able to develop such a trading market for our stock or that the operations of Tucson Acquisition & Development will continue to be viable following the combination.

Q:   What will I receive in the combination?

A:   For each share of Casterbridge Management Inc. that you
hold, you will receive in exchange one share of Tucson Acquisition & Development Corporation. Mr. Hodges, the President, Director and majority shareholder of Casterbridge Management Inc. has agreed, if the merger agreement is approved by Casterbridge Management shareholders, to return to Casterbridge Management 750,000 of his 800,000 shares for cancellation at the time of the closing of the acquisition. Casterbridge Management currently has 1,000,000 shares outstanding. Tucson Acquisition & Development will issue a total of 250,000 shares to the non-dissenting shareholders of Casterbridge. The shares of common stock to be issued in the combination will be registered with the Securities and Exchange Commission pursuant to this registration statement.

Q:   What shareholder and member approvals are needed?

A:   The affirmative vote of the holders of a majority of our
outstanding shares is required to adopt the merger agreement and to carry out the transactions contemplated by the merger agreement. Each share of common stock is entitled to one vote. There is no cumulative voting on any matter to be voted on at this meeting. As of the record date, Daniel L. Hodges, our sole director, executive officer and principal shareholder held an aggregate of 80% of our outstanding common stock and has voted for the combination, thus approving it for effectiveness following the time limits imposed by regulatory requirements.

     The sole shareholder of Tucson Acquisition & Development has approved the merger agreement and the combination prior to the filing of this information statement/registration statement.
Therefore, no additional approvals are required.

Q:   Will the percentage of my stockholding in Casterbridge be
reduced upon the conversion into Tucson Acquisition & Development stock?

A:   No.  An exchange rate was negotiated such that you will have the exact same stock holding percentage in Tucson Acquisition &
Development as you held in Casterbridge Management.

Q:   What do I need to do now?

A:   No action on your part is required for the merger to become effective. At the date of effectiveness of the merger you will be notified in person or by telephone about how to submit your share certificate(s) for exchange. No proxy statement is required by you and we request that you not send us one. In order for you to assert dissenter's rights, you must deliver to us, within 20 days after the effective date of the combination, written notice of your intent to dissent and demand payment for your shares if the acquisition is effectuated.

Q:   Where will my shares of common stock be listed?

A:   After the completion of the combination, we intend to apply for listing on the Over-The-Counter Bulletin Board. To obtain such a listing, it is necessary to obtain market makers and file a form 15c2-11 with the NASD and obtain their approval. We cannot assure you that our common stock will be approved for listing.

Q:   When do you expect the combination to be completed?

A:   We are working to complete the combination as soon as
possible. We expect to complete the combination during November or December of 2001.

Q:   Who can help answer my questions?

A:   If you have any questions about the reorganization, or if
you need additional copies of this joint information statement-prospectus or the enclosed materials, you should contact:

Casterbridge Development Inc.
2102 N. Donner Ave.
Tucson, Arizona  85749
Phone:  (520) 731-9890

SUMMARY OF INFORMATION STATEMENT/PROSPECTUS

     The following summary highlights selected information from the entire information statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire information statement/prospectus, including the "Cautionary Factors That May Affect Future Results," the financial statements and the related notes and all the attachments for a complete understanding of the combination. In particular, you should read the merger agreement, which is attached as Annex A. When we refer to "pro forma" financial results, we mean our financial results as if the combination between Casterbridge Management and Tucson Acquisition & Development and the issuance of the shares described below had occurred at the beginning of the relevant time period.

Consent of Majority Shareholder

     The majority shareholder, Mr. Hodges, has consented to the merger action and therefore your proxy vote is not required.
This is termed an "action by consent" and is authorized by Nevada law for anyone holding 51% or more of the capital stock of a corporation. Therefore, your vote is not required though you are strongly encouraged to familiarize yourself with the changes that will be occurring in the future of the Company by the merger combination with Tucson Acquisition & Development Corporation.


The Companies

     Casterbridge Management was organized under the laws of the state of Nevada in 1995. We are currently an inactive corporation with a class of securities registered under the Securities Exchange Act of 1934. We have not had, since our inception, any significant assets and we have not engaged in any operations other than organizational matters. We were specifically formed to be a "blank check" corporation, for the purpose of either merging with or acquiring an operating company. Our principal executive offices are located at 2102 N. Donner Ave., Tucson, Arizona 85749, and our phone number is (520) 731-9890.

     Tucson Acquisition & Development Corporation, was organized under the laws of the state of Nevada on December 31, 1990 under the name Envirodesigns. On October 1, 1992, Envirodesigns changed its name to Tucson Acquisition & Development Corporation. Tucson Acquisition & Development is a company specializing in the purchase, renovation, rental and resale of property and notes secured by real estate. Tucson Acquisition & Development's principal executive offices are located at 6141 N. Pomona, Tucson, Arizona 85704, and its phone number is (520) 977-7946.

The Combination

     On the Effective Date, which is expected to be late November or December of 2001, we will be acquired by Tucson Acquisition & Development pursuant to the terms and subject to the conditions of the merger agreement and will be merged into Tucson Acquisition & Development Corporation. In connection with the combination, on the effective date, the shareholders of Cambridge Management will receive an exchange of shares of our common for the common stock of Tucson Acquisition & Development as described in this information statement/prospectus.

Market Price

     There are no public markets for either Casterbridge Management common stock or the stock of Tucson Acquisition & Development. There have been no sales of either Casterbridge Management common stock or the stock of Tucson Acquisition & Development prior to the combination.

Reasons for the Combination

     In evaluating the proposed combination, our management considered criteria such as the value of the assets of Tucson Acquisition & Development, Tucson Acquisition & Development's ability to compete in its market and the present and anticipated business operations of Tucson Acquisition & Development. Based on these criteria, Casterbridge Management determined that the combination was in the best interest of our shareholders.

     Management of Tucson Acquisition & Development believes that being a public company will allow it greater flexibility in the raising of additional capital when required for the execution of its business strategy. In addition, Tucson Acquisition & Development believes that if our application to be listed on the OTC Bulletin Board is approved by the NASD, it will provide access to added liquidity for its current shareholders.

Votes Required

     The affirmative vote of a majority of the votes cast, present in person or represented by proxy, is required to ratify the merger agreement. At least a majority of the outstanding shares of stock entitled to vote shall constitute a quorum. There are 1,000,000 shares of our common stock outstanding and Daniel L. Hodges, holder of 800,000 of those shares, or 80% of our currently outstanding shares, has voted for the ratification of the merger agreement and thus the action is resolved.

Income Tax Consequences of the Combination

     In the opinion of management, neither our shareholders nor the shareholder of Tucson Acquisition & Development will recognize gain or loss as a result of the combination. No opinion of counsel has been obtained in this regard.

Dissenter's Rights

     Any shareholder who dissents from the combination is entitled to the rights and remedies of dissenting shareholders as provided in chapter 92A.380 of the Nevada Revised Statutes, subject to compliance with the procedures set forth in the chapter. A copy of chapter 92A.380 of the Nevada Revised
Statutes is attached as Appendix A to this information statement/prospectus. A dissenting shareholder must notify us in writing of his or her dissent

Certain Differences in the Shareholders

     As a result of the combination, the shareholders of Casterbridge Management will become shareholders of Tucson Acquisition & Development and their rights will be governed by Nevada corporate law and the articles of incorporation and bylaws of Tucson Acquisition & Development Corporation. Summaries of material differences between the rights of Tucson Acquisition & Development shareholders and Casterbridge Management shareholders will follow later in the document.

Government Regulation

The combination between Casterbridge Management and Tucson
Acquisition & Development is not subject to federal or state regulatory review.

Cautionary Factors That May Affect Future Results

     An investment in our securities is speculative in nature and involves various risks. Some of these risks are described below.
You should carefully consider the following risks and all of the information set forth in this prospectus before making an investment in our securities.

CAUTIONARY FACTORS THAT MAY AFFECT FUTURE RESULTS

Risks Relating To Tucson Acquisition & Development's Business

     Should the combination occur, the following risks related to Tucson Acquisition & Development's business will be important for you to consider. Investment in the Company covered by this registration/information statement involves a degree of risk and should be acquired only by investors who can afford a loss of their entire investment. Investments are not tied directly to specific real estate, equipment or other hard assets and investors must rely upon management to maintain control on overhead and administrative cost. Before investing, investors should consider carefully the following risks and speculative factors inherent in and affecting the business of the Company.

Unspecified investments

     The Company has not yet identified any future specific investments. Investors, therefore, will be relying on the ability of Management to identify and acquire properties and notes secured by real estate. Because such investments may occur over time, Tucson Acquisition & Development faces the risks of adverse changes in the real estate market, changes in interest rates, and other potentially adverse changes in economic conditions.

Unspecified real estate mortgage loans or purchases

     The intended business of Tucson Acquisition & Development will be to purchase defaulted mortgage loans and distressed properties, which as of the date of this summary have not been selected by management. Investors must rely upon the ability of management to identify and successfully acquire such distressed property. Investors will not have an opportunity to evaluate the relevant economic, financial, and other information regarding the mortgage loans and/or properties. These decisions will be made by Tucson Acquisition & Development, and accordingly the risk of investing in Tucson Acquisition & Development may be substantially increased. Tucson Acquisition & Development may obtain independent appraisals or other forms of evaluation for the properties that it will purchase. These appraisals are estimates of value and should not be relied upon as precise measures of true worth or realizable value. No assurance can be given that Tucson Acquisition & Development will be successful in acquiring suitable mortgage loans or that, if loans or properties are acquired the objectives of Tucson Acquisition & Development will be achieved.

Investment in troubled assets

     Tucson Acquisition & Development intends to make investments in under-performing or other troubled assets that involve a degree of financial risk. Furthermore, investments in properties operating in workout modes or under bankruptcy protection laws may, in certain circumstances, be subject to additional potential liabilities that could exceed the value of an investor's original investment. In addition, under certain circumstances, payments to Tucson Acquisition & Development may be reclaimed if any such payments or distributions are later determined to have been a fraudulent conveyance or a preferential payment under applicable law.

High risk investments

The type of investments that Tucson Acquisition & Development intends to make involve a high degree of risk and such investments involve a high degree of business and financial risk that can result in substantial losses to Tucson Acquisition &
Development.

Risks of real estate ownership

     Real estate historically has experienced significant fluctuations and cycles in value and local market conditions may result in reductions in the value of real property interests.
The marketability and value of Tucson Acquisition & Development's real property interests will depend on many factors beyond the control of Management, including changes in general or local economic conditions in various markets; changes in supply of or demand for competing properties in an area; changes in interest rates; the promulgation and enforcement of governmental regulations relating to land-use and zoning restrictions, environmental protection and occupational safety; unavailability of mortgage funds that may render the sale of a property difficult; the financial condition of tenants, buyers and sellers of properties; changes in real estate tax rates and other operating expenses; the imposition of rent controls; energy supply shortages, various uninsured or uninsurable risks and acts of God, natural disasters and uninsurable losses. In addition, general economic conditions, as well as conditions of domestic and international financial markets may adversely affect the operations of the Company.

Dependence on real estate market

Tucson Acquisition & Development's clear focus is on the real estate market. The real estate market is historically volatile and values can fluctuate widely. Many factors beyond the control of the Company affect the real estate market. Some of these include; (I) general economic conditions both nationally and regionally, (ii) the general interest rate environment, (iii) money supply levels, (iv) the behavior of capital markets - both nationally and internationally, (v) the supply of capital available to finance real estate at any point in time and, (vi) international political events arising from geopolitical concerns of foreign governments worldwide. Given the variability of each factor, there is no assurance that today's national and regional recovery in real estate will continue, uninterrupted, over the medium to long term.

Illiquidity of real estate investments

     Real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to sell properties promptly in response to changes in economic or other conditions.

Liquidation of company assets

If the portfolio of Tucson Acquisition & Development is liquidated for any reason, Tucson Acquisition & Development would be forced to sell its assets in the open market. Although a public market for real estate and mortgage loans exists, there is no guarantee that the property acquired or purchased by Tucson Acquisition & Development will be marketable. If interest rates were to rise after the purchase of loaned by Tucson Acquisition & Development, the price at which they could be subsequently resold would likely fall.

Lack of geographic diversification

Initially, Tucson Acquisition & Development's activity will be limited to the Southern Arizona area. The concentration of geographic area increases the risk that unfavorable economic conditions in that area could lead to additional defaults on a significant percentage of the Company's acquired distressed property and notes, and increase the likelihood that Tucson Acquisition & Development would not be successful in rehabilitating distressed property or in reselling such property or notes.

Acquisition, redevelopment and development risks

     Acquisitions of real estate investments entail the risk that they will fail to perform in accordance with expectations, including operating and leasing expectations. Redevelopment and new project development are subject to numerous risks of construction delays, cost overruns, or other uncontrollable events that may increase project costs, new project commencement risks, such as the receipt of zoning, occupancy, and other required governmental approvals and permits, and the incurrence of development costs in connection with projects that are not pursued to completion.

Borrower and tenant defaults; bankruptcy; loss of tenants

     Tucson Acquisition & Development's ability to repay any borrowings would be adversely affected if a significant number of borrowers/owners or tenants of the Tucson Acquisition &
Development's properties failed to meet their lease obligations or filed for bankruptcy protection.

Risk of default

Mortgage loans are subject to the risk of default. If a default occurs, Tucson Acquisition & Development will be forced to foreclose on the mortgage loan. In the State of Arizona, the jurisdiction where Tucson Acquisition & Development intends to acquire its initial mortgage portfolio, a 90-day period must elapse after notice of default has been given to the borrower and a notice of the sale has been recorded, before a property secured by a deed of trust can be sold in a non-judicial sale. Sale of a property pursuant to a judicial foreclosure proceeding could involve a longer period. To the extent a borrower has an obligation to pay a mortgage balance in a large lump sum payment, its ability to satisfy the obligation may be dependent upon its ability to obtain suitable refinancing or otherwise raise a substantial cash amount. In addition, if the borrower has become bankrupt, the ability of Tucson Acquisition & Development to foreclose and protect its loan in a timely manner may be significantly affected.

In certain areas, mortgage lenders can lose priority of liens to mechanics' liens, materialmen's liens, and tax liens. It is therefore possible in such a case that the total amount that may be recovered by Tucson Acquisition & Development may be less than the total amount of the mortgage loan with a resulting loss to Tucson Acquisition & Development. Tucson Acquisition & Development intends to obtain title insurance to protect its interest against such liens.

Mortgage notes acquired by Tucson Acquisition & Development, in some cases, may not be general obligations of the respective
borrowers.   In such cases, Tucson Acquisition & Development
would be required to rely for its security on the value of the interest in the underlying property which value may be affected by numerous risks including changes in general or local economic conditions, neighborhood property value, interest rates, real estate tax rates, the possibility of competitive over building and the inability to obtain or maintain full occupancy of the properties, governmental rules and fiscal policies (including rent control legislation), acts of God, and other factors which are beyond the control of the Management.

Although the mortgage loans acquired by Tucson Acquisition & Development are secured by the underlying property, there is no guarantee that it would assure the adequacy of the security in an environment of decreasing values. In addition, although Management has properties valued before purchasing a defaulted mortgage loans secured by such property, there is no guarantee that the value will be realized upon foreclosure.

Risks of junior mortgage loans

Tucson Acquisition & Development intends to acquire first and junior mortgage loans, which may be subordinate in collection to at least one, and in some cases two or more, senior mortgages. Junior mortgage loans present risks in addition to those encountered with first mortgage loans, including possible default under prior mortgages.

Debt financing

     Tucson Acquisition & Development expects to employ leverage in connection with its investments. Use of leverage will subject Tucson Acquisition & Development to risks normally associated with debt financing, including the risk that its cash flow will be insufficient to meet required payments of principal and interest, the risk that indebtedness on its investments will not be able to be refinanced, or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness. In addition, Tucson Acquisition & Development expects to incur indebtedness that may bear interest at variable rates. Variable rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect Tucson Acquisition & Development. Tucson Acquisition & Development may in the future engage in transactions to limit its exposure to rising interest rates as appropriate and cost effective, which transactions could expose Tucson Acquisition & Development to the risk that counterparts to such transactions may not perform and cause Tucson Acquisition & Development to lose the anticipated benefits there from, which would have the adverse effects associated with increases in market interest rates.

Interest rates

The general level of interest rates, and their impact on national and regional economies, plays a pivotal role in the health of real estate markets. Generally, a rise in rates depresses commercial property valuations, slows new home sales, and increases defaults.

Impact of competition on occupancy levels, rents charges

     Certain of Tucson Acquisition & Development's real estate investments will be located in highly developed areas. The number of similar properties in such locations, which may be newer, better located, or better capitalized than Tucson Acquisition & Development's properties could have a material adverse effect on the its ability to lease space at its properties and on the effective rents Tucson Acquisition & Development is able to charge.

Risk from competition

Tucson Acquisition & Development faces significant direct competition in the State of Arizona and in the Tucson Metropolitan market in particular. Real Estate Brokers, real estate investment trusts, wealthy individuals, contractors, and property dealers all represent potential competition even though they are limited in their activities in the real estate market. Similarly, there is no guarantee that independent, private, out-of-state operations will not be attracted to the Arizona real estate market. Nonetheless, there can be no guarantee that other skillful competitors with financial and management resources greater than Tucson Acquisition & Development and the Company will not enter the market.

Limited operating history

     Tucson Acquisition & Development has a limited operating history upon which an investor can base its prediction of future success or failure. Although Management has significant experience in the real estate business in general and in structuring and negotiating distressed real estate acquisitions in particular, Tucson Acquisition & Development may be unable to find a sufficient number of attractive opportunities to meet its investment objective.

No assurance of profit

     There can be no assurance that investors will receive the return of their investment Tucson Acquisition & Development and/or any returns thereon.

Risks of financial forecasts

Financial Forecasts for Tucson Acquisition & Development are prepared based on the assumptions and hypotheses stated therein. Actual operating results, especially in the early expansion stage of companies, with limited operating histories are impossible to predict. No representation of any kind exists regarding the future accuracy or completeness of these forecasts. It is almost certain that actual results will be different from those forecast and the differences could be material.

Managing growth

Tucson Acquisition & Development's future success will be highly dependent upon its ability to successfully manage the expansion of its operations. Tucson Acquisition & Development's ability to manage and support its growth effectively will be substantially dependent on its ability to implement adequate improvements to financial and management controls, reporting systems, and other procedures and hire sufficient numbers of financial, accounting, administrative, and management personnel. There can be no assurance that Tucson Acquisition & Development will be able to identify, attract, and retain experienced personnel. Tucson Acquisition & Development's future operating results will depend on the ability of its management and other key employees to implement and improve its systems for operations, financial control, and information management, and to recruit, train, and manage its employee base. There can be no assurance that Tucson Acquisition & Development will be able to achieve or manage any such growth successfully or to implement and maintain adequate financial and management controls and procedures, and any inability to do so would have a material adverse effect on our business, results of operations, and financial condition.

Failure to achieve target size

     To the extent that Tucson Acquisition & Development fails to achieve its target equity capitalization or is unable to leverage its investments, there will be less diversification in the number and type of investments held by Tucson Acquisition & Development.

Absence of recourse

     The governing documents of Tucson Acquisition & Development will limit the circumstances under which Management and its affiliates, including their officers, directors, partners, employees, shareholders, members, and other agents, can be held liable to the Company. Consequently, investors may have a more limited right of action in certain cases than they would have in the absence of such limitations.

Changes in company policies

     The investment, financing, borrowing, and distribution policies of Tucson Acquisition & Development and its policies with respect to all other activities, including growth, capitalization, and operations, will be determined by Management. Although Management has no present intention to do so, these policies may, be amended or revised at any time and from time to time. A change in these policies could adversely affect Tucson Acquisition & Development.

Government regulations

State and Federal statutes and regulations can determine, to a large degree the success or failure of any business. There can be no guarantee that the statutes and/or regulations will not be changed or otherwise altered to become detrimental to Tucson Acquisition & Development. Management will take any steps to avoid Tucson Acquisition & Development being listed as a Registered Investment Company, as defined under the Investment Company Act of 1940, as amended (the "1940 Act"). However, certain provisions of the 1940 Act could become applicable to Tucson Acquisition & Development and may affect its overall cost of operations. There is always a possibility, moreover, that future changes in the securities laws or the activities of Tucson Acquisition & Development could create the need to comply with the more burdensome laws and regulations applicable to other investment companies resulting in a greater cost of operation. Several states also have "Blue Sky" regulations or restrictions that may act to the detriment of Tucson Acquisition & Development.

Changes in regulatory requirements

     Tucson Acquisition & Development's investments will be subject to various Federal, state, and local regulatory requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. There can be no assurance that these requirements will not require significant unanticipated expenditures by Tucson Acquisition & Development.

Possible legislative or other developments

     All statements contained herein concerning the federal income tax consequences of any investment in Tucson Acquisition & Development are based upon existing law and the interpretations thereof. The President, Congress, and the IRS are engaging in a continuing review of all tax matters, including consideration of a "flat tax". In addition, state statutes, zoning conditions, and other laws that are enacted by state and local governmental bodies that will have an impact on Tucson Acquisition & Development's business. Therefore, no assurance can be given that the currently anticipated income tax treatment of an investment in Tucson Acquisition & Development will not be modified by legislative, judicial, or administrative changes, possibly with retroactive effect, to the detriment of shareholders or that collateral values decline based on such governmental changes.

Uninsured losses

     Tucson Acquisition & Development will carry comprehensive liability, fire, flood (where appropriate), extended coverage, and rental loss insurance with respect to its investments with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses (such as from wars, nuclear accidents, civil disturbances, earthquakes, and environmental matters) that may be either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, Tucson Acquisition & Development could lose both its capital invested and anticipated profits from, one or more of its investments, and may continue to be obligated on any indebtedness or other obligations related to such investments.

Environmental liability

Tucson Acquisition & Development specializes in the purchase of distressed property and defaulted notes secured by real estate. Environmental hazards (toxic waste, etc.) pose risks for all organizations involved in the ownership of real estate. There is no assurance that environmental liability arising from the acquiring of contaminated properties in the future will not occur.

Dependence on existing management

Tucson Acquisition & Development's ability to continue profitable operations depends upon its ability to retain, hire and train essential personnel. There is competition for talented personnel, and as the real estate market in Arizona continues to improve that competition will increase. There is no assurance that Tucson Acquisition & Development will be successful in this regard. Management currently comprises most of the Company's skill base. The loss of services of one or more of the executive officers, whether because of death, disability or otherwise, could have a material adverse effect upon the business of Tucson Acquisition & Development.

The stock exchange rate to be paid to shareholders was determined by Casterbridge Management and Tucson Acquisition & Development after negotiations and may not reflect any recognized criteria of value

The consideration offered to shareholders of Casterbridge Management in this information statement/prospectus may not reflect the actual value of Tucson Acquisition & Development stock and bears no relationship to the assets, book value, earnings, net worth, or any other recognized criteria of value. Consequently, the consideration offered to shareholders of Casterbridge Management, which can be deemed an offering price for Tucson Acquisition & Development's assets, was determined arbitrarily and solely by Casterbridge Management and Tucson Acquisition & Development. In establishing the offering price, management considered such matters as Tucson Acquisition & Development's financial resources, the general condition of the securities markets and the percentage of ownership of minority shareholders. The exchange ratio of the merger should not, however, be considered an indication of Casterbridge Management's or Tucson Acquisition & Development's actual value. Neither we nor Tucson Acquisition & Development obtained a fairness opinion in connection with the combination.

There is no market for the shares and you may not be able to sell them

There has been no trading market for our common stock. Although we will apply to list our common stock on the OTC Bulletin Board, there can be no assurance that our application will be granted and there can be no assurance that an active market will develop for our common stock. Therefore, it may be difficult to sell your shares if you should desire or need to sell.

Once you are issued shares of Tucson Acquisition & Development common stock in the combination, we do not know how that common stock will trade. The market price of that common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

1. the potential absence of securities analysts covering us and distributing research and recommendations about us;
2. the liquidity of our common stock will be low because only 200,000 shares will be in the hands of non-affiliates of the company;
3. changes in earnings estimates by securities analysts or our ability to meet those estimates;
4. the operating results and stock price performance of other comparable companies;
5. overall stock market fluctuations; and
6. economic conditions generally and in the mortgage industry in particular.

Any of these factors could have a significant and adverse impact on the market price of the common stock. In addition, the stock market in general has experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance


Forward Looking Statements

     This information statement/prospectus contains or incorporates by reference certain forward looking statements with respect to our financial condition, results of operations and business and, assuming the consummation of the combination, the proposed combination with Tucson Acquisition & Development.
These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, unforeseen economic conditions and changes is laws and regulations.

Unaudited Pro Forma Condensed Financial Information

     The following Proforma Unaudited Financial Statements have been prepared in order to present consolidated financial position and results of operations for us and Tucson Acquisition &
Development as if the combination had occurred as of June 30, 2001.

    On September 21, 2001, Casterbridge Management entered into a merger agreement whereby, subject to shareholder approval, we will be acquired by Tucson Acquisition & Development, by the exchange of one share of Casterbridge Management for one share of Tucson Acquisition & Development common stock. Casterbridge Management is an inactive publicly registered shell corporation with no significant assets or operations. Tucson Acquisition & Development will be the surviving entity in the combination. The transaction is accounted for using the purchase method of accounting.

   The value of the stock that was issued was the historical cost of Tucson Acquisition & Development's net tangible assets, which did not differ materially from their fair value. In accordance with Accounting Principles Opinion No. 16, Tucson Acquisition & Development is the acquiring entity.

     The unaudited pro forma condensed financial data have been prepared by Casterbridge management and the management of Tucson Acquisition & Development based on the financial statements included elsewhere herein. The pro forma adjustments include certain assumptions and preliminary estimates as discussed in the accompanying notes and are subject to change. This pro forma data may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the accompanying notes and the historical financial information for us and for Tucson Acquisition & Development (including the notes thereto) included in this Form. See "Financial Statements."

(Format change)

                         UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                       JUNE 30, 2001

                                 Tucson          Casterbridge                 Pro Forma
                               Acquisition &     Management,     Pro Forma    Combined
                               Development       Inc.           Adjustments    Balance
ASSETS
Current Assets                  $138,826         $     -        $      -       $138,826
Fixed Assets (net)                   941               -               -            941
Other Assets                       1,658               -               -          1,658

     Total Assets               $141,425         $     -        $      -       $141,425

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities             $101,394         $     4        $      -       $101,398
Non-Current Liabilities           39,028               -               -         39,028

    Total Liabilities            140,422               4               -        140,426

Stockholders' Equity:
  Common Stock                     5,000           1,000          (5,000) A       1,000
  Additional Paid in Capital       5,850           3,180                  A       9,846
  Loan to Shareholders            (3,680)              -                         (3,680)
  Retained Deficit                (6,167)         (1,200)          1,200  A      (6,167)
  Deficit Accumulated During the
     Development Stage                 -          (2,984)          2,984  A           -
     Total Stockholders' Equity
       (Deficit)                   1,003              (4)              -            999

     Total Liabilities and
       Stockholders' Equity     $141,425         $     -        $      -       $141,425



See accompanying notes to unaudited pro forma condensed combined financial statements.




                       UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                           FOR THE YEAR ENDED DECEMBER 31, 2000

                                 Tucson          Casterbridge                 Pro Forma
                               Acquisition &     Management,     Pro Forma    Combined
                               Development       Inc.           Adjustments    Balance

Revenues:                      $123,444          $        -     $       -      $123,444

Expenses:
   Selling                       25,505                   -                      25,505
   General & Administrative      76,992               1,795             -        78,787

Net Operating Income (Loss)      20,947              (1,795)            -        19,152

Other Income (Expenses)
   Interest Expense             (41,345)                  -                     (41,345)

Net Income (Loss) before
   extraordinary item           (20,398)             (1,795)                    (22,193)

Extraordinary Items
   Gain on Troubled Debt
       Restructuring                563                   -                         563
   Forgiveness of Debt           10,000                   -                      10,000

Net Income (Loss)               $(9,835)            $(1,795)    $       -      $(11,630)

Income (Loss) per share         $ (3.93)            $     -     $       -      $  (0.01)

Weighted average shares
   outstanding                    2,500             1,000,000                   1,000,000


See accompanying notes to unaudited pro forma condensed combined financial statements.


                       UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                          FOR THE SIX MONTHS ENDED JUNE 30, 2001

                                 Tucson          Casterbridge                 Pro Forma
                               Acquisition &     Management,     Pro Forma    Combined
                               Development       Inc.           Adjustments    Balance

Revenues:                      $41,868           $       -      $       -     $41,868

Expenses:
   Selling                           -                   -                          -
   General & Administrative     36,740               1,054              -      37,794

Net Operating Income (Loss)      5,128              (1,054)             -       4,074

Other Income (Expenses)
   Interest Expense             (3,317)                  -                     (3,317)

Net Income (Loss)              $ 1,811           $  (1,054)     $       -     $   757

Income (Loss) per share        $  0.72           $       -      $       -     $     -

Weighted average shares
   outstanding                   2,500            1,000,000                   1,000,000

See accompanying notes to unaudited pro forma condensed combined financial statements.


(Format Change)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
STATEMENTS

(1)  General

In the merger, Tucson Acquisition & Development will acquire Casterbridge Management in a reverse merger with Tucson Acquisition & Development being the surviving entity. Tucson Acquisition & Development will acquire all of the outstanding common stock of Casterbridge Management, in exchange for 250,000 shares of Common Stock, or approximately 25% of the New Common Stock outstanding subsequent to the Merger, subject to certain adjustments. Casterbridge Management will also cancel 750,000 shares of the majority shareholders common stock prior to the exchange of shares. Casterbridge Management has not yet performed a detailed evaluation and appraisal of the fair market value of the net assets sold in order to allocate the purchase price among the assets sold. For purposes of preparing these pro forma financial statements, certain assumptions as set forth in the notes to the pro forma adjustments have been made in allocating the sales price to the net assets sold. As such, the pro forma adjustments discussed below are subject to change based on final appraisals and determination of the fair market value of the assets and liabilities of Casterbridge Management.

(2)  Fiscal Year Ends

     The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2000, and the six months ended June 30, 2001, include Tucson Acquisition and Development's and Casterbridge Management's operations on a common fiscal year.

(3)  Pro Forma Adjustments

     The adjustments to the accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2001, are described below:

     (A) Record merger by issuing 250,000 shares of Common Stock, par value $0.001 and canceling 750,000 shares of Common Stock, par value $0.001.

     The adjustments to the accompanying unaudited pro forma condensed combined statements of operations are described below:

     There are no anticipated adjustments to the statements of operations as a result of the merger.


PROPOSAL ONE APPROVAL OF THE COMBINATION

The Background of the combination

     In connection with the normal business practice of Casterbridge Management, we continuously reviewed our strategic business opportunities and in April 2001, we were contacted by a representative of Tucson Acquisition & Development concerning a possible combination. From April 2001 through the execution of the merger agreement, ongoing discussions were held between the representatives of Tucson Acquisition & Development and our management. The consideration for the acquisition of Casterbridge Management by the issuance to Casterbridge Management shareholders of twenty-five percent of the common stock of Tucson Acquisition & Development was the product of negotiations between the parties and reflects their estimate of the value of Tucson Acquisition & Development and its assets and liabilities. Additionally, the negotiated consideration was arrived at in large part so that the current shareholders of Casterbridge Management receive an equal percent stock position in Tucson Acquisition & Development as they held in Casterbridge Management. Management did not seek a fairness opinion or engage a financial advisor because the relative value of the transaction would be less than the cost of obtaining a fairness opinion.

Our Reasons for the Combination

     The board of directors of Casterbridge Management, consisting of its sole director, Daniel L. Hodges, based its decision to enter into the transaction on its perception that the resulting company would be successful and would enhance shareholder value. It did not consider any factors that suggested the combination would diminish shareholder value.

Reasons of Tucson Acquisition & Development for the Combination

     Management of Tucson Acquisition & Development believes that being a public company will allow it greater flexibility in the raising of additional capital when required for the execution of its business strategy. In addition, Tucson Acquisition & Development believes that if our application to be listed on the OTC Bulletin Board is approved by the NASD, it will provide access to added liquidity for its current shareholder.

Accounting Treatment

     The merger will be accounted for under the purchase method of accounting and in accordance with Accounting Principles Board
Opinion Number 16, Tucson Acquisition & Development will be the acquiring entity.

Federal Income Tax Consequences

     Shareholders who hold common shares of Casterbridge Management as capital property will not realize a capital gain or capital loss as a result of the combination. However, any shareholder that dissents from the combination may realize a capital gain or a capital loss in respect of the payment resulting from such shareholder's exercise of dissent rights. Tucson Acquisition & Development's shareholder will not realize capital gain or loss as a result of the combination. Neither Casterbridge Management nor Tucson Acquisition & Development has received a tax opinion or have sought a ruling from the Internal Revenue Service in connection with the tax consequences of the combination.

Right of Dissenting Shareholders

     A dissenting shareholder cannot challenge the corporate action unless the action is unlawful or fraudulent. A notice of dissenter's rights must be sent to the Company within 10 days of the receipt of this information statement. A dissenting shareholder must notify the company of his or her dissent in writing. Otherwise the dissenting shareholder is not entitled to payment for his or her shares. The notice of dissent should be addressed to Daniel L. Hodges, 2102 N. Donner Ave., Tucson, Arizona 85749.

     In response, we must supply a form for demanding payment that includes the date of the first announcement to the news media or shareholders of the terms of the proposed action. The form must require that the person asserting the dissenter's rights certify whether or not he or she acquired beneficial ownership before that date. The notice must set a deadline when we must receive the demand for notice.

     The shareholder must then demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice of this certification and deposit his or her certificates, if any, in accordance with terms of the notice. The shareholder who complies retains all other rights of a shareholder until those rights are canceled or modified by Casterbridge's taking the proposed action. The shareholder who fails to demand payment or deposit his or certificates where required by the date set forth in the dissenter's notice forfeits his or her payment.

     We must pay the dissenter within 30 days after receipt of a demand for payment the amount we estimate to be the fair value of the shares plus accrued interest. We must include with the payment a copy of our balance sheet as of the end of a fiscal year ending not more than 16 months before the payment date, an income statement for that year, a statement of changes in shareholders equity for that year, and the latest available interim financial statements. We must also provide a statement of our estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of dissenter's rights to demand payment and a copy of the Nevada Revised Statute
Sections 92A.300   92A.500, inclusive.

Interest of Certain Persons in the Merger

     Daniel L. Hodges, our President and sole director, holds 80% of our currently outstanding capital stock. Mr. Hodges has no interest, direct or indirect, in Tucson Acquisition &
Development.

                     Terms of the Combination

Conditions to the Combination

     The obligations of Casterbridge Management and Tucson
Acquisition & Development to consummate the merger are subject to the satisfaction or written waiver of the following conditions:

1. Approval of the combination by the majority vote of our shareholders;
2. The absence of actual or threatened proceedings before a court or other governmental body relating to the merger;
3. The registration statement of which this information statement/prospectus is a part shall have been declared effective by the Securities and Exchange Commission;
4. Performance by Casterbridge Management and Tucson Acquisition & Development of each party's obligations under the merger agreement; and
5. The accuracy, in all material respects, of the representations and warranties given Casterbridge Management and Tucson Acquisition & Development in the merger agreement.

     The merger agreement is attached as Exhibit 2.1 to this information statement/prospectus and is incorporated by reference into this registration statement.

Differences in the Rights of Shareholders

Both companies are governed by Nevada law. However, at the present time Casterbridge Management does not have the ability to issue preferred stock. This limits our ability to raise additional capital if required and to acquire other businesses if appropriate opportunities arise. Tucson Acquisition & Development's articles of incorporation provide for the ability to issue up to 10,000,000 shares of preferred stock on the authority of their board of directors.

The board of directors of Tucson Acquisition & Development can issue preferred stock in one or more series, and can fix the rights, designations, preferences, privileges, qualifications, and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of our common stock. No shares of preferred stock will be outstanding on the merger date. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments upon liquidation. Such issuance could have the effect of decreasing the market price of our common stock. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control without any further action by the shareholders, and thus may be viewed as having an anti-takeover effect.

                          The Companies

Casterbridge Management Inc.

     Since its inception on November 6, 1995, Casterbridge Management Inc., a Nevada corporation, has not engaged in any operations other than organizational matters. It was formed specifically to be a "blank check" or "clean public shell" corporation, for the purpose of either merging with or acquiring an operating company with operating history assets. We are currently an inactive publicly registered shell corporation with no significant assets or operations. We have not been involved in any litigation nor have we had any prior regulatory problems or business failures. We are not traded on any public market and we have never paid dividends. As of September 1, 2001 we have 29 shareholders.

     Our executive offices are located at 2102 N. Donner Ave., Tucson, Arizona 85749. Our telephone number is (520) 731-9890.
Our President, Secretary and sole director is Daniel L. Hodges.

     As the sole director, Mr. Hodges has commenced implementation of our principal business purpose, which is to seek merger or acquisition candidates. We have sought to acquire assets or shares of an entity actively engaged in business and which generates revenues, in exchange for our securities. We have not and will not, if the combination is not consummated, limit our search to any particular field or industry.

     Mr. Hodges has a controlling interest in numerous shell companies that seek or have effected mergers or acquisitions similar to that which we seek. In the past, Mr. Hodges has typically sold his controlling interests in the shell companies for cash. The other shareholders of the shell companies received interests in the applicable new company as a result of the merger or acquisition.

     Competition. We are not a significant participant in the market for business combinations with, or financing of, development stage enterprises. There are many established management and financial consulting companies and venture capital firms which have significantly greater financial and personnel resources, technical expertise and experience than we have in this field. In view of our limited financial resources and management availability, we continue to be at a significant competitive disadvantage.

     Regulation and Taxation. We believe that we have structured the combination in such a manner as to minimize federal and state tax consequences to us and to Tucson Acquisition & Development and its members.

     Intellectual Property. We own no intellectual property of any kind.

     Employees.  We have no full-time or part-time employees.
Mr. Hodges, our sole officer and director, has agreed to allocate a nominal portion of his time to our activities without compensation.

     Legal Proceedings. We are not subject to any pending litigation, legal proceedings or claims.

Casterbridge Management's Discussion and Analysis of Financial
Condition and Results of Operation

     Casterbridge Management is an inactive publicly registered shell corporation with no significant assets or operations.
There are no trends that will result in or are likely to result in our liquidity increasing or decreasing. Casterbridge Management has no material commitments for capital expenditures as of the end of the latest fiscal period. Casterbridge Management does not anticipate performing research and development for any products during the next twelve months. Casterbridge Management has no full or part time employees and do not anticipate hiring any employees during the next twelve months. Casterbridge Management is a public shell corporation created as a vehicle to acquire or merge with another corporation who seek perceived advantages of a publicly held corporation. Casterbridge Management has, and likely will continue to have, insufficient capital to engage in any operations other than acquiring or merging with another company.

Tucson Acquisition & Development

General

Originally incorporated on December 31, 1990 under the name Envirodesigns, the company changed its name to Tucson Acquisition & Development Corporation on October 1, 1992. Tucson Acquisition & Development is engaged in the purchase of non-performing real estate and by extension, non-performing real estate secured loans
- distressed property and notes. It is the "salvage Company" for the real estate business. The management team developed the business over many years in the pursuit of foreclosed real estate that management purchased, renovated, refinanced, and sold, and has been successful in the past in managing troubled property, infusing new capital, providing services in workout situations, and selling off assets.

Office Facilities.  Executive offices are located at 6141 N.
Pomona Road, Tucson, Arizona  85704.  Our telephone number is
(520) 977-7946.  The President, Secretary and sole director is
Jeff Utsch.

Properties. Tucson Acquisition & Development currently owns a seven unit complex residential apartment rental property located at 143 W. Palmdale, Tucson Arizona. The property is encumbered by a mortgage in the amount of $42,284 at December 1, 2000, at 10% interest with monthly payments of $538.69 due until the balance of the mortgage is paid.

Regulation and Taxation. We believe that we have structured the combination in such a manner as to minimize federal and state tax consequences to us and to Tucson Acquisition & Development and its members.

     Intellectual Property. We own no intellectual property of any kind.

     Employees. As of September 1, 2001, Tucson Acquisition & Development has one employee. None of Tucson Acquisition & Development's employees are represented by a union. Tucson Acquisition & Development considers its relations with its employees to be satisfactory.

     Legal Proceedings. We are not subject to any pending litigation, legal proceedings or claims.

     Competition. The industry is highly competitive and fragmented. Tucson Acquisition & Development competes with other financial intermediaries (such as mortgage bankers, commercial banks, savings and loan associations, credit unions, insurance companies, real estate brokers, wealthy individuals, contractors, and property dealers) and mortgage banking subsidiaries or divisions of diversified companies. Many of these competitors are substantially larger and have considerably greater financial, technical and marketing resources than Tucson Acquisition & Development.

     Environmental Matters. In the course of its business, Tucson Acquisition & Development takes title to properties. To date Tucson Acquisition & Development has not been required to perform any investigation or remediation activities, nor has it been subject to any environmental claims relating to these activities. There can be no assurance, however, that this will remain the case in the future. Although Tucson Acquisition & Development believes that the risk of an environmental claim arising from its ownership of property is immaterial, Tucson Acquisition & Development could be required to investigate and clean up hazardous or toxic substances or chemical releases at a property, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and clean up costs incurred by such parties in connection with the contamination, which costs may be substantial. In addition, Tucson Acquisition & Development, as the owner or former owner of a contaminated site, may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such property.

Officer and Director Involvement with Other Companies

     Although members of the Company's management will devote much of their time to implement the objectives of the Company, the Company's management will not necessarily devote all of their time to the affairs of the Company. Members of management may be affiliated with other entities and businesses. Management believes, however, that these activities do not materially interfere with performance of their duties on behalf of the Company.

Competition with the Company in the Acquisition or Disposition of Investments

     Management will not be required to present to the Company, and may invest, without the participation of the Company, in any real estate investment opportunities relating to (i) existing investments made prior to the formation of the Company, (ii) investments with respect to which Management makes a good faith determination that such investment is not expected to yield returns on investment within or above the range of returns expected to be provided by the investments in which the Company was organized to invest, or (iii) investments otherwise outside the geographic scope or investment objective of the Company. Except as provided above Managers will not, directly or indirectly, make any investments outside of the Company of a kind suitable for investment by the Company.

There may be situations where Management currently engage, and are likely to continue to engage, in business activities which directly or indirectly compete with the activities of the Company, including the investment, development, and management of real estate assets which may be directly competitive with the Company's investments. There is no requirement that Managers resolve such conflicts in favor of the Company.

Competition for Management Services; Other Activities

     The Company must rely on Management for the operation of its affairs and the management of its investments. There will be conflicts of interest in allocating time, services, and functions of Management and other business activities. The officers, directors, and employees of Tucson Acquisition & Development will devote only such time to the business of the Company as in their judgment is reasonably required. Management may engage in and render, for their own account, or for the account of others, other acquisition, development, management, and advisory services to other business ventures except as set forth above, and neither the Company will be entitled to an interest therein.

Tucson Acquisition & Development's Management Discussion and Plan of Operation and Analysis

     Tucson Acquisition & Development is a Nevada corporation formed to purchase non-performing real estate and by extension, non-performing real estate secured loans. It is the "salvage Company" for the real estate business. The management team developed the business over many years in the pursuit of foreclosed real estate that management purchased, renovated, refinanced, and sold, and has been successful in the past in managing troubled property, infusing new capital, providing services in workout situations, and selling off assets.

Investment Strategy - Strategic Overview

     During the past decade, the financial markets have offered significant returns to financial investors. Hard assets such as real estate have experienced similar strong performance.
Management believes that the niche Tucson Acquisition &
Development intends to invest in has significant potential, both in good and bad cycles.

     Many large real estate investment funds have been created to fill the capital vacuum that has existed in the real estate industry over the past several years. However, few vehicles exist or are being created to channel capital into the inefficient market of smaller real estate transactions that are frequently characterized by less competition, imperfect information, and scarce equity capital.

     The Principals of the Management over the years have sought to identify and exploit the less efficient sectors of the real estate market. They sought to create a competitive edge that they believed would persist over time. Through their experience and research, they found that few professional real estate investors were focusing on smaller real estate transactions where the potential exists for higher returns and less competition. They also concluded that increasing liquidity in the asset class in conjunction with an improving real estate environment would provide numerous ways to realize the value of their investments.

     Tucson Acquisition & Development will be actively soliciting default loan portfolios from banks, insurance companies, pension plans, developers, title companies, and other private individuals consisting of projects in need of financing in the arena of distressed real estate (Bankruptcy, Foreclosure, Estate, IRS Auction, Judgment Sales, Divorce, Partition Suits and Property Tax Sales as an example). Tucson Acquisition & Development will be in a position to purchase outright these properties or joint venture the purchase, renovation, and re-sale. Management believes that these portfolios can generally be purchased at substantial discounts and re-organized, and ultimately sold profitably.

     Tucson Acquisition & Development will also market itself to lenders, both institutional and private, for purchase of its default loan portfolio and distressed real estate inventory. Management has found that such lenders are more willing to sell such default notes and properties in bulk and in $1-$5 million increments, packaging notes and properties together, rather than making sales of small individual parcels or loans. Many lenders have become familiar with this process during the RTC days when the Government sold off large portfolios of bank loans and properties at huge discounts.

     Tucson Acquisition & Development will also seek to trade renovated, well-managed assets for distressed assets to preserve its capital.

Investment Objective

     The investment objective of Tucson Acquisition & Development is to generate capital appreciation through investments in distressed, under-valued, and/or under-performing real estate or real estate related assets in which Management can create significant additional value with its expertise in real estate, asset management, finance, development and risk management. The investment objective has been designed to capitalize on favorable investment opportunities created by inefficiencies in the real estate market. These inefficiencies are the result of a number of factors, including the under-capitalization of many owners and developers, illiquid real estate markets, poor real estate conditions, and property management.

Investment Approach

     Tucson Acquisition & Development hopes to achieve its investment objective by acquiring a diversified portfolio of real estate or default mortgage notes located initially in Arizona. Tucson Acquisition & Development will hold certain properties that yield a return that is greater than normal market and where an equivalent yield would be difficult to obtain. Otherwise, the property will be rehabilitated and sold. Management and its advisors have had considerable experience and success in these markets and have developed numerous relationships in the local
real estate community.   This geographic focus allows better
management of risk, preferential access to certain investment opportunities, and peak operating efficiencies. Management does intend to expand into other geographic areas, and will do so if strategic acquisitions or unique investment opportunities arise in the future.

     Tucson Acquisition & Development will generally invest in smaller opportunistic, real estate equity investments. This investment size is typically too small for the larger real estate funds and too large for local individual investors, thereby allowing Tucson Acquisition & Development to operate in a highly inefficient segment of the marketplace. Management has achieved considerable success and a competitive advantage in making investments in this size range where there is little professional, organized competition. However, Management's past successes in this area do not guarantee that the Company will be successful in its endeavors.

     Management will seek to apply its expertise in real estate investment, real estate asset management, and risk management to a sector of the real estate market where sophisticated capital is not prevalent. By concentrating on relatively smaller real estate investments, Tucson Acquisition & Development will not seek to compete with REITs and large investors, which often create investment competition. Competing with the larger investors often limits available investment opportunities and increases entry prices for investments, thereby potentially diminishing returns.

     Management will seek to invest in real estate assets which have the potential for (1) an attractive entry price which is generally below replacement cost, (2) an opportunity to apply Management's experience and expertise in real estate, asset management, finance, development, and risk management, to real estate assets which may be under some financial or operational distress and (3) the potential for significant increased value for investors through Management's proven value enhancement approach. Tucson Acquisition & Development average holding period for any one real estate asset is expected to be no more than three years in order to lessen the effects of market cycles inherent in the real estate asset class.

     Tucson Acquisition & Development's value enhancement approach to real estate investing takes many different forms, including but not limited to the repositioning of an asset, materially improving the asset management of a property, addressing property leasing issues, improving property management, and potential construction or build-out of development projects.

The Investment Process

     Management employs a methodical and disciplined investment process. This process is comprised of (1) constantly developing reliable sources of high quality investment opportunities, (2) employing a rigorous and disciplined "due diligence" process, (3) developing a conservative and appropriate acquisition plan and financing alternatives, (4) employing value enhancement asset management techniques to each investment and (5) implementing the exit strategy in order to achieve the target rate of return. In addition, Management will periodically review the composition of Tucson Acquisition & Development's entire investment portfolio to insure diversification by property type and the leverage and investment risk of the portfolio.

Sources of Investment Opportunities

     Management will identify potential investment opportunities through the network of contacts that the principals of the firm and its advisory group have developed over their careers in real estate, finance, and investment management. In addition, developing relationships in relevant sub-markets prior to making an investment also provides access to additional sources of investment opportunities. The reputation of the Principal of the Management and the advisors in the real estate investment management business also helps to attract potential sellers of properties who are seeking to dispose of their assets.

Asset Recovery & Workout Programs

     A very profitable niche in the real estate business is the Asset Recovery and Workout area. This market has come to be recognized as very profitable since the RTC acquired bank and savings & loan associations and was required by law to package and sell the loans, both performing and non-performing, and other both real and personal property to the public. Many individuals, including members of Management have purchased these properties and been very successful in working out the loan and recovering their investment and profits.

     Although today's market is not as dynamic as the RTC years 1988-1994, there still exists niche areas where lenders have default notes and distressed properties that they desire to liquidate. Certain local lenders are very vulnerable to having their license revoked if their net worth is less than the required statutory levels. These lenders are very open to a creative trade of their distressed property in exchange for performing loans at market rates (currently 8-9% yields), which Management believes Tucson Acquisition & Development can obtain at substantial discounts. Management has extensive experience in the workout area and feel their reputation is such that they will be able to manage the subcontracting parties.

     Other Potential Areas of Income

Workout Consultants

     As a workout consultant, Tucson Acquisition & Development will arrange to manage for the client the following process. The primary objective will be to acquire ownership or an interest in the project, if possible. Thus, Tucson Acquisition & Development anticipates that it will:

1. Produce an economic analysis of the property by way of a formal or informal appraisal to determine the property's value in today's market.

2. Perform a legal analysis in conjunction with its attorneys, concurrently with or after an economic evaluation has been made. The analysis will include a review of the title chain to determine condition of the title, review and analysis of any pending State courts actions and / or bankruptcy court actions.

3. Meet with lenders, debtors, owners or other parties involved in the property to determine where there is flexibility to discount a claim, trade assets for claims, divide the property or restructure the property and claims of the different parties in order to allow for a successful placement of the property back on the market as a saleable asset.

4. Either arrange for the resale of the restructured asset by Tucson Acquisition & Development or by qualified outside parties that would be managed and supervised by Tucson Acquisition &
Development.

5. Manage the asset, should the client not wish to sell it at this time and desire to wait for the market to recover.

Restoring Assets

     Tucson Acquisition & Development anticipates contracting with clients to assist them in freeing their property from legal entanglements, economic decay, and damage. This process will likely include arranging for the sale and liquidation of the asset.

Acquisition of Property

     Structuring a purchase of the asset from the client "AS IS", with Tucson Acquisition & Development taking on the required workout and resale of the asset. This option would be very desirable to the client when the client does not wish to go through the uncertainty and risk. Especially in regard to lenders and owners who have environmentally damaged property (dump sites, service stations, older buildings with asbestos) that Tucson Acquisition & Development can remediate via a joint venture.

Property Management

     Tucson Acquisition & Development operates a property management division that will be able to adequately manage any property acquired by Tucson Acquisition & Development or act as a receiver for any client's property in foreclosure.


     It has been the experience of management that as interest rates increase, opportunities for Tucson Acquisition &
Development, in both loan requests and workout situations increase.

Property Types

     Consistent with Management's experience and to assure proper diversification in Tucson Acquisition & Development's investment portfolio, it is anticipated that Tucson Acquisition & Development's investments in time will consist of a range of property types including but not limited to: suburban and central business district office, multi-family housing, light industrial/distribution, retail, single-family homes, residential land development, commercial land development, and default mortgage notes. However, Tucson Acquisition & Development will initially concentrate on residential income properties.

     Tucson Acquisition & Development will purchase single-family residences up to 70% of value. Borrowers having inherited these properties are the most prevalent sellers.

Due Diligence

     Management believes that successful real estate investing is based on accurately evaluating the risks of an investment prior to making that investment. Therefore, a rigorous due diligence process is critical in helping to avoid and manage the risks associated with each investment. Many of the investment opportunities that Management identifies are not pursued upon the completion of Management's due diligence process.

     The process begins with an overall primary market analysis of the sub-markets that seem most attractive, given the investment objective of Tucson Acquisition & Development. This primary market analysis includes an evaluation of the local economy, demographic information, supply and demand for real estate in general, and by property type, as well as the identification of other real estate investors who are active in that particular sub-market. Management believes that entering a particular sub-market requires developing relationships in those markets with the local real estate practitioners such as brokers, lending institutions, developers, and property managers. Management begins this process well in advance of making an investment in a particular region or sub-market.

     Prior to making an investment, Management (1) estimates the value of the property being considered for investment, (2) estimates the replacement cost of the property, (3) develops detailed projections of the investment required to develop and/or reposition the property, (4) estimates the projected income from the property, (5) estimates the optimal time frame for holding the property, (6) analyzes potential exit strategies to be used once the development or repositioning has been completed, and (7) using financial models, projects the target rate of return for the potential investment. In its analysis of all potential investments, Management does not rely on a substantially improving real estate market in order to attain its target rates of return.

     In the event that a local joint venture partner is involved in an investment, Management will execute a rigorous due diligence of the local partner itself. Management attempts to diligence local partners as rigorously as the investment being considered. Even when a local partner has conducted its own due diligence of a potential investment, Management utilizes its own due diligence process and analysis to make any investment decisions.

Leverage

     Tucson Acquisition & Development will commonly utilize leverage when implementing an investment. The amount of leverage utilized in any single transaction has generally not exceeded a 65% loan-to-value ratio. Furthermore, some transactions have been done without the use of any leverage. It is expected that Tucson Acquisition & Development will utilize leverage in a manner that Management deems appropriate. It is expected that borrowings, on a portfolio-wide basis, will not exceed 65% of the greater of total acquisition cost or market value of portfolio when financing is obtained.

Marketing

     Marketing of Tucson Acquisition & Development's program is seen primarily as a long-term personal contact effort in the real estate brokerage and development community. With this marketing approach, management feels that reliability and integrity are essential for an expanding Company referral base. Management will accomplish this by institutional (informational videos, audiotapes and brochures), direct mail advertising, and by the establishment of a web site. This will enable management access to a broad spectrum of customers, including brokers, developers, attorneys, bankers, investors, and exchangers.

     Ongoing individual management contact, along with participation in local and regional real estate marketing meetings will provide an excellent opportunity to promote the talents and services of Tucson Acquisition & Development.

     Management has found the marketplace for these types of situations are in demand primarily in the following scenarios:

1. Real Estate Agents and Brokers who are aware of investment opportunities in regards to distressed properties in good locations and neighborhoods.

2. CPA and Attorneys who have clients that need to liquidate assets due to divorce, business failure, tax liability, or to buy out partners in business and satisfy fee payment due.

3. Investor/Dealers who are aware of properties for sale at estate, bankruptcy confirmation sales, foreclosure, tax sales, and other opportunities. In addition, other Brokers/Dealers may desire to joint venture these properties with Tucson Acquisition & Development pending resale to the public.

4. Bankers and other private lenders who are not interested in dealing with default situations currently in their portfolios.

     A major advantage that Tucson Acquisition & Development will have in marketing its services, is that Tucson Acquisition & Development's principals have the knowledge to structure the transaction to make the transaction come together. Rarely do you find an entity having the skill to structure the transaction to the tax and financial advantage of the borrower.

Exit Strategy

     Tucson Acquisition & Development's exit strategy from each investment is considered prior to purchasing any real estate asset and its development begins at the earliest stages of due diligence for each potential investment. Management believes that a properly planned and executed exit strategy is critical to real estate investment success. Therefore, myriads of potential exit strategies are considered in order to seek to optimize investment performance. Exit strategies will differ depending on the nature of the real estate property, the asset size, and the local or sub-market in which the real estate asset is located. Various exit strategies that are available include selling to strategic buyers, local developers or institutional investors, and self-liquidation such as with residential land or home development. Furthermore, a properly planned and executed exit strategy is very important given Tucson Acquisition & Development's objective of maintaining a relatively short holding period for each investment. Management generally will not undertake an investment unless it can reasonably expect to dispose of the asset within three years. In the future, Tucson Acquisition & Development may be split from the Company, and sold separately.

Competition for Tucson Acquisition & Development

     Real Estate Brokers, real estate investment trusts, wealthy individuals, contractors, and property dealers all represent potential competition even though they are limited in their activities in the real estate market. The Managers believe that potential competitors in the current market lack the Management's expertise, response time, and/or track record. Nonetheless, there can be no guarantee that other skillful competitors with financial and management resources greater than Tucson Acquisition & Development and the Company will not enter the market. Should this occur, Management believes it can make strategic adjustments to ensure its ongoing competitiveness and long-term viability.

     Because of the Management's broad-based knowledge of the real estate industry within the Tucson Metropolitan Area, they believe that they can evaluate both project site and metro-wide trends in a matter of days instead of weeks.

     Intimate familiarity with real estate markets in the Southwest and Arizona in particular represents a unique competitive situation strength for the Management. This experience provides a significant knowledge base for sound decisions. The local and regional industry contact/networks are well established and Tucson Acquisition & Development hopes to benefit from early access to the recognition and identification of trends in the real estate markets.

Conclusion

     Management believes that exposure to real estate is an essential element of prudent asset allocation and is appropriate for a well-diversified investment portfolio. It believes that such diversification will foster the process of preserving and enhancing investment capital. Real estate investing is most appropriate for individual and institutional investors who have a long-term investment horizon, adequate short-term liquidity in their portfolio, and can accept infrequent valuations and long market cycles. Management's "small cap" real estate investment strategy is believed to be an excellent complement to an investor's overall real estate asset allocation.

     While management believes that Tucson Acquisition &
Development will be successful, there can be no guarantee that Tucson Acquisition & Development will meet its objectives, or will be profitable.

Revenues

     Tucson Acquisition & Development had revenues for year ended December 31, 2000 in the amount of $123,444 compared to $101,459 for the same period ended December 31, 1999. For the six-month period ended June 30 2001, Tucson Acquisition & Development had revenues of $41,868 compared to $72,246 for the same period ended June 30, 2000. Revenues consist of rental income from acquired property and gain on the sale of mortgage notes and real estate, as well as consulting fees for projects managed.

Costs and Expenses

     Tucson Acquisition & Development had costs and expenses for year ended December 31, 2000 in the amount of $102,497 compared to $93,274 for the same period ended December 31, 1999. For the six-month period ended June 30 2001, Tucson Acquisition & Development had expenses of $36,740 compared to $59,430 for the same period ended June 30, 2000. Costs and expenses consist of primarily of general and administrative expenses and selling expense on the sale of mortgage notes and real estate.

     Tucson Acquisition & Development recorded net income loss of ($9,835) for the year ended December 31, 2000 compared to a gain of $5,397 for the comparable period in 1999. Tucson Acquisition & Development recorded net income of $1,811 for the six-month period ended June 30, 2001 compared to a loss of ($26,613) for the comparable period in 2000.

Liquidity and Capital Resources

At December 31, 2000, Tucson Acquisition & Development had total current assets of $142,956 and $138,826 in current assets at June 30, 2001. Tucson Acquisition & Development had a net working capital deficit of $?? at December 31, 2000, and a net working capital deficit of $0 at June 30, 2001.

Net stockholders' deficit in Tucson Acquisition & Development was
($3,522) as of December 31, 2000 and net stockholders' equity of $1,003 at June 30, 2001.

The Company will not have sufficient funds (unless it is able to raise funds in a private placement) to undertake any significant acquisitions or developments.


            Description of Casterbridge Capital Stock

Common Stock

     We are authorized to issue up to 100,000,000 shares of common stock, $.001 par value per share. As of September 1, 2001, there were 1,000,000 common shares issued and outstanding held by 29 shareholders. There is no public market for our common stock.

     All outstanding shares of common shares of common stock are duly authorized, validly issued, fully paid and nonassessable. Upon liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all net assets available for distribution to shareholders after payment to creditors. The common stock is not redeemable and has no preemptive or conversion rights.

Voting Rights

     Holders of our common shares are entitled to one vote per share on all matters submitted for shareholders vote. A majority of the outstanding shares entitled to vote constitute a quorum and action generally is taken by a majority of the votes cast.

Dividends

     Holders of common stock are entitled to receive dividends out of assets legally available for this purpose at the times and in the amounts as the Board of Directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the Board of Directors.

     We have not paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

  Description of Tucson Acquisition & Development Capital Stock

Common Stock

     We are authorized to issue up to 110,000,000 shares of common stock, $.001 par value per share and up to 10,000,000 shares of preferred stock, $.001 par value. As of September 1, 2001, there were 750,000 common shares issued and outstanding held by one shareholder and no preferred stock issued. There is no public market for our common stock.

     All outstanding shares of common shares of common stock are duly authorized, validly issued, fully paid and nonassessable. Upon liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all net assets available for distribution to shareholders after payment to creditors. The common stock is not redeemable and has no preemptive or conversion rights.

Voting Rights

     Holders of our common shares are entitled to one vote per share on all matters submitted for shareholders vote. A majority of the outstanding shares entitled to vote constitute a quorum and action generally is taken by a majority of the votes cast.

Dividends

     Holders of common stock are entitled to receive dividends out of assets legally available for this purpose at the times and in the amounts as the Board of Directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the Board of Directors.

     We have not paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

Merger or Consolidation

     In the event of a merger or consolidation, holders of our common stock will vote as a class and such action shall be approved by a vote of a majority of the shares entitled to vote being necessary for approval. In any merger or consolidation, holders of common stock must be treated equally per share.


Interest of Certain Person in Matters To Be Acted Upon

     Officers and Board of Directors. Daniel L. Hodges is the sole director and executive officer of Casterbridge Management. Mr. Hodges has agreed, if the merger agreement is approved by Casterbridge Management shareholders, to return to Casterbridge Management 750,000 of his 800,000 shares for cancellation at the time of the closing of the acquisition. Pursuant to the exchange of shares, Mr. Hodges would receive 50,000 shares of common stock of Tucson Acquisition & Development in exchange for his 50,000 remaining shares of Casterbridge Management.

     Officers and Board of Directors of Tucson Acquisition & Development. Jeffrey S. Utsch is the sole shareholder of Tucson Acquisition & Development holding 750,000 shares of common stock. If the merger is approved, Mr. Utsch will be the majority shareholder of the merged company, holding 75% of the outstanding common stock.

Indemnity Provisions

     Shareholders must recognize that certain indemnity provisions exist with respect to management of the Company.
Under the auspices of Nevada Revised Statutes, Sections 78.250 through 78.252, the following article is contained within the Company's Articles of Incorporation: To the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, as the same exists or may hereafter be amended, an officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding.

Security Ownership of Casterbridge Management Shares By Certain
Beneficial Shareholders

     The following table presents certain information regarding beneficial ownership of our common stock as of September 1, 2001, by Mr. Hodges who is: (i) the only person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, and (ii) is our sole director and executive officer. Mr. Hodges has sole voting and investment power as to the shares shown.

                   Name and Address       Ownership Percentage

Title of Class   of Beneficial Ownership  Amount of Beneficial
                                             Ownership

Common             Daniel L. Hodges          800,000      80%
                 President and Director
                  11601 E. Lusitano Pl.
                   Tucson, AZ  85748

  After the merger our shareholders will own 250,000 shares or 25% of the combined company.

  The following table presents certain information regarding beneficial ownership of common stock of the combined company after the merger. Mr. Utsch would be: (i) the only person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, and (ii) is the chief executive officer and a director of the combined company. Mr. Utsch would have sole voting and investment power as to the shares shown.



                   Name and Address       Ownership Percentage

Title of Class   of Beneficial Ownership  Amount of Beneficial
                                             Ownership

Common             Jeffery Utsch           750,000      75%
               President and Director
                    6140 N. Pomona
                  Tucson, AZ  85704

Executive Compensation of Directors and Officers

  Mr. Hodges, the sole officer and director of Casterbridge
Management has not received any compensation, at any time.

  Mr. Utsch, the president and sole shareholder of Tucson
Acquisition & Development received compensation in the amount of $3,540 in 2000 and $11,173.28 in 1999. It is planned that Mr.
Utsch will be receiving a salary of $36,000.00 in the year 2002.

Shareholder Proposals

  If the combination is not consummated, we may hold an annual meeting of shareholders during 2002. In the event such a meeting is held, any shareholder notice of a proposal intended to be presented at such meeting must be received at our principal offices no later than the close of business of the sixtieth day prior to the meeting, unless the public announcement is first made by us fewer than seventy days prior to the date of such annual meeting, then the notice must be received by the close of business on the tenth day following the day on which the public announcement of the date of such annual meeting.

  A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the corporation's books, of the shareholder proposing such business, (iii) the class and number of shares of the corporation which are beneficially owned by the shareholder,
(iv) any material interest of the shareholder in such business and (v) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, in his capacity as a proponent of a shareholder proposal. Notwithstanding the foregoing, in order to include information with respect to a shareholder proposal in the proxy statement and form of proxy for a shareholder's meeting, shareholders must provide notice as required by the regulations promulgated under the 1934 Act.



              Management Following the Combination

  The following table sets forth the names, positions and ages of the directors and executive officers of our directors and officers following the merger. All directors are elected at each annual meeting and serve for one year and until their successors are elected and qualify. Officers are elected by the Board of Directors and their terms of office are at the discretion of the Board.

Name of Director/Officer       Age       Position(s) With Company

Jeffrey S. Utsch                33        President , Director.


  Mr. Utsch has been involved in the acquisition of over 150 distressed properties, since 1993. His primary duties are to be aware of sales that are scheduled at the Bankruptcy Court, Superior Court, Trustee Sales and other property opportunities and to arrange for the acquisition of them.

Principal Shareholder of Casterbridge Management

  As of September 1, 2001, Daniel Hodges held 800,000 shares of common stock of Casterbridge Management which represents 80% of our issued and outstanding capital stock. He is also the sole director and executive officer. The remaining 200,000 shares of our common stock are held by 28 shareholders none of whom own in excess of 5% of our shares.

Certain Relationships and Related Transactions - Tucson
Acquisition & Development

  During May, June, and September 2000, Tucson Acquisition & Development loaned $22,909 to the Tucson Acquisition & Development Profit Sharing Plan. The loan carries an interest rate of 13.25%. As of December 31, 2000 there is no accrued interest and the outstanding principal balance is $22,909 as shown in the accompanying balance sheet as notes receivable - related party.

  During April and September 2000, Tucson Acquisition & Development loaned $6,394 to the shareholders of the Company. The loan carries an interest rate of 13.25%. As of December 31, 2000 the outstanding principal and interest balance is $6,815 as shown in the accompanying balance sheet as loan to shareholder.

  On September 20, 2000, Tucson Acquisition & Development borrowed $20,000 from the Utsch Children's Trust. The loan is payable on September 30, 2001 and carries an interest rate of 12% with interest payable in monthly installments. As of December 31, 2000 there is no accrued interest and the outstanding principal balance is $20,000 as shown in the accompanying balance sheet as notes payable - related party.

Executive Compensation of Directors and Officers

  Casterbridge Management has not paid, nor does owe, any compensation to our executive officers for the year ended
December 31, 2000 and we have not done so for the 2001.

  Tucson Acquisition & Development paid its president, Jeffery
Utsch $3,540 in 2000 and $11,173.28 in 1999.  Tucson Acquisition
& Development has not paid, nor does owe, any compensation to its executive officers for the period ended June 30, 2001.

  Our by-laws authorize the Board of Directors to fix the compensation of directors, to establish a set salary for each director and to reimburse the director's expenses for attending each meeting of the Board of Directors.

                     Available Information

  Copies of our reports, proxy statements and other information may be inspected and copied at the public facilities maintained by the SEC:

Judiciary Plaza      Citicorp Center     Seven World Trade Center
Room 1024            500 West Madison Street  13th Floor
450 Fifth Street, N.W.     Suite 1400    New York, New York 10048
Washington, D.C.  20549

  Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that include reports, proxy statements and other information. The address of the SEC Web site is http://www.sec.gov.



Experts

  The audited financial statements for the period ended December 31, 2000, and the unaudited financial statements for the period ended June 30, 2001, included in this prospectus-information statement have been provided by Robison, Hill & Co. Certified Public Accountants and have been so included in reliance on the report of Robison, Hill & Co., independent accountants, given on their authority as experts in auditing and accounting.


Validity of Our Common Stock

  The validity of the common stock subject to this offering will be passed upon for us by Christopher Dieterich, Esq., Dieterich &
Associates, Los Angeles, California.



Financial Statements


          TUCSON ACQUISITION & DEVELOPMENT CORPORATION

                              -:-

                  INDEPENDENT AUDITOR'S REPORT

                         JUNE 30, 2001
                          (UNAUDITED)

                              AND

                       DECEMBER 31, 2000



                            CONTENTS



  Page

Independent Auditor's Report . . . . . . . . . . . . . . . F - 1

Balance Sheet
  December 31, 2000 and June 30, 2001 (Unaudited). . . . . F - 2

Statements of Operations for the
  Years Ended December 31, 2000 and 1999 and for the Six Months
  Ended June 30, 2001 and 2000 (Unaudited) . . . . . . . . F - 3

Statement of Stockholders' Equity for the
  Years Ended December 31, 2000 and 1999 and for the Six Months
  Ended June 30, 2001 and 2000 (Unaudited) . . . . . . . . F - 4

Statements of Cash Flows for the
  Years Ended December 31, 2000 and 1999 and for the Six Months
  Ended June 30, 2001 and 2000 (Unaudited) . . . . . . . . F - 5

Notes to Financial Statements. . . . . . . . . . . . . . . F - 6

                  INDEPENDENT AUDITOR'S REPORT


Tucson Acquisition & Development Corporation

  We have audited the accompanying balance sheet of Tucson Acquisition & Development Corporation as of December 31, 2000 and the related statements of operations, cash flows, and statement of stockholders' equity for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tucson Acquisition & Development Corporation as of December 31, 2000 and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 in conformity with generally accepted accounting principles.


                                Respectfully submitted



                                Robison, Hill & Co.
                                Certified Public Accountants

Salt Lake City, Utah
July 16, 2001

(Format Change)

                       TUCSON ACQUISITION & DEVELOPMENT CORPORATION
                                       BALANCE SHEET
                                June 30, 2001       December 31,
ASSETS                          (Unaudited)         2000
Current Assets:
Cash & Cash Equivalents            $    3,347       $       874
Notes Receivable                        5,000             5,000
Notes Receivable - Related Party       17,456            22,909
Interest Receivable                       718               421
Inventory                             112,305           113,752
                                     --------          --------
     Total Current Assets             138,826           142,956
                                     ========          ========
Fixed Assets:
Furniture and Equipment                 2,810             2,810
Less Accumulated Depreciation          (1,869)           (1,437)
                                     ---------         ---------
     Total Fixed Assets                   941             1,373
                                     =========         =========
Other Assets:
Investments in Nonmarketable Securities 1,658               125
     Total Other Assets                 1,658               125
                                      --------         ---------
     Total Assets                  $  141,425       $   144,454
                                      ========         =========
LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable                   $    2,742       $     2,033
Accrued Payroll Liabilities               531             1,935
Notes Payable - Current                45,000            37,885
Notes Payable - Related Party          20,000            20,000
Line of Credit                         33,121            36,724
                                      --------          --------
     Total Current Liabilities        101,394            98,577
                                      ========          ========
Long Term Liabilities:
Notes Payable-Long Term                39,028            39,399
Notes Payable-Related Party-Long Term       -            10,000
                                      --------          --------
     Total Long Term Liabilities       39,028            49,399
                                      ========          ========
     Total Liabilities                140,422           147,976
                                      ========          ========
Stockholders' Equity:
  Preferred Stock, Par value $0.00,
   2,500 shares authorized,
   0 shares issued and outstanding
   at December 31, 2000 and 1999            -                 -
  Common Stock, Par value $0.00,
   2,500 shares authorized,
   2,500 Shares Issued and Outstanding
   at December 31, 2000 and 1999        5,000             5,000
  Paid-In Capital                       5,850             5,850
  Loan to Shareholders                 (3,680)           (6,394)
  Retained Deficit                     (6,167)           (7,978)
                                     ---------          --------
     Total Stockholders' Equity         1,003            (3,522)
                                     =========         =========
     Total Liabilities and
       Stockholders Equity           $141,425          $144,454
                                     =========         =========

The accompanying notes are an integral part of these financial statements.

                      TUCSON ACQUISITION & DEVELOPMENT CORPORATION
                                 STATEMENT OF OPERATIONS
                                          (Unaudited)
                                          For the Six Months Ended   For the Years Ended
                                          June 30,                   December 31,
                                          2001          2000         2000          1999
                                          ------       ------        ------       ------
Revenues:
   Real Estate Commissions                $     -      $  5,000      $ 7,700     $  4,150
   Real Estate Management Fee              22,924             -            -            -
   Consulting                              29,644        18,066       32,528       39,507
   Rental                                       -        46,921       54,130       30,492
   Real Estate Sales                            -         2,259       77,000      606,864
   Cost of Revenue                        (10,700)            -      (47,914)    (579,554)
                                          --------      --------     --------    ---------
   Gross Margin                            41,868        72,246      123,444      101,459

Expenses:
   Selling                                      -        13,309       25,505       14,117
   General & Administrative                36,740        46,121       76,992       79,157
                                          --------      --------     --------    ---------
                                           36,740        59,430      102,497       93,274
                                          ========      ========     ========    =========

Net Income from Operations                  5,128        12,816       20,947        8,185

Other Income (Expenses)
   Interest, Net                           (3,317)      (39,429)     (41,345)     (10,190)
   Gain on Disposal of Assets                   -             -            -        7,402

Net Income (Loss) before extraordinary item 1,811       (26,613)     (20,398)       5,397

Extraordinary Items
   Gain on Troubled Debt Restructuring          -             -          563            -
   Forgiveness of debt                          -             -       10,000            -
                                        ---------      ---------     --------      -------

Net Income (Loss)                          $1,811      $(26,613)     $(9,835)      $5,397
                                        ---------      ---------     --------      -------

Basic & Diluted Earnings (Loss) per share  $ 0.72      $ (10.65)     $ (3.93)      $ 2.16
                                        ---------      ---------     --------      -------

The accompanying notes are an integral part of these financial statements.


                      TUCSON ACQUISITION & DEVELOPMENT CORPORATION
                            STATEMENT OF STOCKHOLDERS' EQUITY
                                                                               Retained
                              Common Stock                     Paid-In         Earnings/
                              Shares            Value          Capital         (Deficit)
                              ------------     ---------       ---------       ----------

Balance January 1, 1999            2,500       $  5,000        $  5,850        $  (3,540)

Net Income (Loss)                      -              -               -            5,397
                                  --------       -------         -------          -------

Balance at December 31, 1999       2,500          5,000           5,850            1,857

Net Income (Loss)                      -              -               -           (9,835)
                                  --------       -------         -------          -------

Balance at December 31, 2000       2,500          5,000           5,850           (7,978)

Net Income (Loss) (Unaudited)          -              -               -            1,811
                                  --------       -------         -------          -------

Balance at June 30, 2001
    (Unaudited)                    2,500        $ 5,000         $ 5,850         $ (6,167)

The accompanying notes are an integral part of these financial statements.


                      TUCSON ACQUISITION & DEVELOPMENT CORPORATION
                                STATEMENTS OF CASH FLOWS
                                       (Unaudited)
                                       For the Six Months Ended        For the Years Ended
                                       June 30,                        December 31,
                                       2001            2000            2000         1999
                                      -------        -------          ------       ------

CASH FLOWS FROM OPERATING
ACTIVITIES:
Net Income(Loss)                   $   1,811      $ (26,613)        $  (9,835)    $  5,397
Adjustments to reconcile net
  income (loss) to net cash provided
  (used in) operating activities:
Depreciation                             432         14,027               (41)       1,478
(Increase) decrease in accounts receivable -          1,602             3,370      (3,819)
(Increase) decrease in interest
   receivable                           (297)             -              (421)           -
(Increase) decrease in inventory       1,447              -          (113,752)      10,851
Increase (decrease) in accounts payable  709         (1,675)              358        1,675
Increase (decrease) in accrued
  payroll costs                       (1,404)             -             1,937        (276)
(Gain) Loss on sale of fixed assets        -              -                 -      (7,402)
Net cash provided by (used in)
  operating activities                 2,698        (12,659)         (118,384)       7,904
                                    --------      ----------        ---------      -------

CASH FLOWS FROM INVESTING
ACTIVITIES:
Purchase of fixed assets                   -              -            (5,450) (1,036,907)
Proceeds from sale of fixed assets         -              -                 -      185,000
Related party notes                        -        (21,531)          (22,910)           -
Proceeds from related party notes      5,453              -                 -            -
Proceeds from shareholder loan         2,714              -                 -        1,143
Loans to shareholders                      -         (2,217)           (6,394)           -
  Net cash provided by
    investing activities               8,167        (23,748)          (34,754)   (850,764)
                                    --------       --------          --------    ---------

CASH FLOWS FROM FINANCING
ACTIVITIES:
Net borrowing on line-of-credit       (3,603)        22,613            36,724            -
Net purchase of investments           (1,533)             -                 -          375
Proceeds from short term notes         7,115          8,209            37,885            -
Proceeds from notes payable-
   related parties                         -              -            20,000            -
Payment of long term notes-
   related parties                   (10,000)             -                 -            -
Payment of long term notes              (371)             -                 -            -
Proceeds from long term notes              -              -            49,399      850,950
  Net cash provided by
   financing activities               (8,392)        30,822           144,008      851,325
                                    ---------      --------         ---------    ---------

Net (Decrease) Increase in Cash
   and Cash Equivalents                2,473         (5,585)           (9,130)       8,465
Cash and Cash Equivalents at
   Beginning of Period                   874         10,004            10,004        1,539
Cash and Cash Equivalents at
   End of Period                    $  3,347       $  4,419          $    874    $  10,004
                                    ---------      --------          --------    ---------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                          $ 3,614        $ 39,450          $ 41,369    $  13,997

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Foreclosure of fixed assets         $     -        $      -          $856,500    $       -
Loan foreclosure                    $     -        $      -         $(861,950)   $       -

  Forgiveness of debt               $     -        $      -         $  10,000    $       -

The accompanying notes are an integral part of these financial statements.


(Format Change)

          TUCSON ACQUISITION & DEVELOPMENT CORPORATION
                 NOTES TO FINANCIAL STATEMENTS
 THE YEARS ENDED DECEMBER 31, 2000 AND 1999 AND THE SIX MONTHS
            ENDED JUNE 30, 2001 AND 2000 (UNAUDITED)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

  This summary of accounting policies for Tucson Acquisition & Development Corporation is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

  The unaudited financial statements as of June 30, 2001 and 2000 and for the six months then ended reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for the six months. Operating results for interim periods are not necessarily indicative of the results which can be expected for full years.

Organization and Basis of Presentation

  The Company was incorporated under the laws of the State of Nevada on December 31, 1990 under the name Envirodesigns. On
September 24, 1992, the company changed its name to Tucson
Acquisition & Development Corporation.

Nature of Business

  The Company is in the business of purchasing, selling, developing, renting and managing real and personal property, condominiums and apartments.

Cash and Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Inventory

  Inventories are stated at the lower of cost or market.

Depreciation and Amortization

  Equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated economic useful lives of the related assets as follows:

                     Equipment                3 - 5 years
                     Furniture                5 - 7 years
                     Rental Real Estate        31.5 years


          TUCSON ACQUISITION & DEVELOPMENT CORPORATION
                 NOTES TO FINANCIAL STATEMENTS
 THE YEARS ENDED DECEMBER 31, 2000 AND 1999 AND THE SIX MONTHS
            ENDED JUNE 30, 2001 AND 2000 (UNAUDITED)
                         (Continued)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (Continued)

  Maintenance and repairs are charged to operations; betterments are capitalized. The cost of property sold or otherwise disposed of and the accumulated depreciation thereon are eliminated from the property and related accumulated depreciation accounts, and any resulting gain or loss is credited or charged to income.

  The Company has adopted the Financial Accounting Standards Board SFAS No., 121, "Accounting for the Impairment of Long-lived Assets." SFAS No. 121 addresses the accounting for (i) impairment of long-lived assets, certain identified intangibles and goodwill related to assets to be held and used, and (ii) long-live lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future cash flows from the used of the asset and its eventual disposition (un-discounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized.

Pervasiveness of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk

  The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

          TUCSON ACQUISITION & DEVELOPMENT CORPORATION
                 NOTES TO FINANCIAL STATEMENTS
 THE YEARS ENDED DECEMBER 31, 2000 AND 1999 AND THE SIX MONTHS
            ENDED JUNE 30, 2001 AND 2000 (UNAUDITED)
                          (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (Continued)

Loss per Share

  The reconciliations of the numerators and denominators of the basic loss per share computations are as follows:

(Format Change)

                                                                             Per-Share
                                             Income         Shares           Amount
                                            (Numerator)     (Denominator)
                                        For the six months ended June 30, 2001 (unaudited)

Basic Income (Loss) per Share
Income to common shareholders                 $  1,811         2,500          $  0.72

                                        For the six months ended June 30, 2000 (unaudited)

Basic Income (Loss) per Share
Loss to common shareholders                   $(26,613)        2,500          $ (10.65)

                                        For the year ended December 31, 2000

Basic Income (Loss) per Share
Loss to common shareholders                   $ (9,835)        2,500          $  (3.93)

                                        For the year ended December 31, 1999

Basic Income (Loss) per Share
Income to common shareholders                 $  5,397         2,500          $   2.16


There are no outstanding common stock equivalents for December 31, 2000 and 1999.


(Format Change)

NOTE 2 - INCOME TAXES

  The Company has accumulated tax losses estimated at $9,800 expiring in the year 2020. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. The amount of net operating loss carryforward available to offset future taxable income may be limited if there is a substantial change in ownership. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.


          TUCSON ACQUISITION & DEVELOPMENT CORPORATION
                 NOTES TO FINANCIAL STATEMENTS
 THE YEARS ENDED DECEMBER 31, 2000 AND 1999 AND THE SIX MONTHS
            ENDED JUNE 30, 2001 AND 2000 (UNAUDITED)
                         (Continued)

NOTE 3 - LEASE COMMITMENT

  The Company rents office space on a month to month basis for $500 per month.

NOTE 4 - INVESTMENTS IN NONMARKETABLE SECURITIES

  Investments in nonmarketable securities consist of a 1% investment in Semper Investments, LLC and Old Pueblo Associates,
LLC. Investments are stated at cost that does not exceed estimated net realizable value.

NOTE 5 - SHORT-TERM OBLIGATIONS

                                                 December 31,
                                                 2000
                                                 ------------
D'Esprit PSP, 10% annual interest rate
  interest payable in monthly installments,
  note due November 1, 2001.                     $10,000

Old Pueblo Investments, Inc., 12% annual
  interest rate, interest payable in
  monthly installments, note due
  September 30, 2001.                             25,000
                                                 --------

Total                                            $35,000
                                                 ========

  The Company has an unsecured bank line of credit with a total amount owing of $36,724 as of December 31, 2000. This line carries an interest rate of 13.25% a total available credit of $37,000 at December 31, 2000.

NOTE 6 - LONG-TERM DEBT

                                                 December 31,
                                                 2000
                                                 ------------

Palmdale Loan, 10% Annual Interest Rate
  monthly payments due are 538.69 of
  outstanding balance until paid in full         $42,284

Old Pueblo Investments, Inc., 13% annual
  interest rate, interest payable in monthly
  installments, note due January 19, 2002         10,000
                                                 --------
                                                  52,284

Less current portion of long-term debt             2,885
                                                 --------
Notes Payable Long Term                          $49,399
                                                 ========


  Principal payments due on long-term debt for each of the five years subsequent to December 31, 2000 and thereafter are as follows:


               Year ending:                Amount
              ---------------           -----------

                  2001                  $  2,885
                  2002                    12,643
                  2003                     2,920
                  2004                     3,226
                  2005                     3,564
                  Thereafter              27,046
                                         ---------
                  Total                  $52,284
                                         =========

NOTE 7 - TROUBLED DEBT RESTRUCTURING

  On November 21, 2000, the Company arranged to transfer property located from 427 S. 4th Ave. to 455 S. 4th Ave. in Tucson, Arizona plus an adjoining vacant lot to a creditor in full settlement of an 10% note due in 2011. The book value of this property exceeded the amount due to the creditor by $563, and accordingly an extraordinary gain of $563 ($0.23 per share) has been included in income in 2000.

NOTE 8 - FORGIVENESS OF DEBT

  During 2000, the Company had a 12% note with a third party for $10,000 due in 2000 forgiven. The transaction resulted in an extraordinary gain of $10,000 ($4.00 per share) which has been included in income in 2000.

NOTE 9 - PROFIT-SHARING PLAN

  The Company has a profit-sharing plan that covers all employees that have completed one year of service. Contributions to the plan are at the discretion of the Board of Directors. During 2000 and 1999, contributions to the plan charged to operations were $531 and $2125, respectively.

          TUCSON ACQUISITION & DEVELOPMENT CORPORATION
                 NOTES TO FINANCIAL STATEMENTS
 THE YEARS ENDED DECEMBER 31, 2000 AND 1999 AND THE SIX MONTHS
            ENDED JUNE 30, 2001 AND 2000 (UNAUDITED)
                          (Continued)


NOTE 10 - RELATED PARTY TRANSACTIONS

  During May, June, and September 2000, the Company loaned $22,909 to the Tucson Acquisition and Development Profit Sharing Plan. The loan carries an interest rate of 13.25%. As of December 31, 2000 there is no accrued interest and the outstanding principal balance is $22,909 as shown in the accompanying balance sheet as notes receivable-related party.

  During April and September 2000, the Company loaned $6,394 to the shareholders of the Company. The loan carries an interest rate of 13.25%. As of December 31, 2000 the outstanding principal and interest balance is $6,815 as shown in the accompanying balance sheet as loan to shareholder.

  On September 20, 2000, the Company borrowed $20,000 from the Utsch Children's Trust. The loan is payable on September 30, 2001 and carries an interest rate of 12% with interest payable in monthly installments. As of December 31, 2000 there is no accrued interest and the outstanding principal balance is $20,000 as shown in the accompanying balance sheet as notes payable-related party.


                 CASTERBRIDGE MANAGEMENT, INC.
                 (A Development Stage Company)

                              -:-

                  INDEPENDENT AUDITOR'S REPORT

                   DECEMBER 31, 2000 AND 1999


                            CONTENTS

Page

Independent Auditor's Report. . . . . . . . . . . . . . . . F - 1

Balance Sheets
  December 31, 2000 and 1999. . . . . . . . . . . . . . . . F - 2

Statements of Operations
  For the Years Ended December 31, 2000 and 1999 . .. . . . F - 3

Statement of Stockholders' Equity
  Since November 6, 1995 (Inception) and December 31, 2000. F - 4

Statements of Cash Flows
  For the Years Ended December 31, 2000 and 1999 . . . . .. F - 5

Notes to Financial Statements. . . . . . . . . . . . . . .. F - 6

                  INDEPENDENT AUDITOR'S REPORT

Casterbridge Management, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of Casterbridge Management, Inc. (a development stage company) as of December 31, 2000 and 1999, and the related statements of operations and cash flows for the two years ended December 31, 2000 and the statement of stockholder's equity from November 6, 1995 (inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Casterbridge Management, Inc. (a development stage company) as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the two years ended December 31, 2000 in conformity with generally accepted accounting principles.

Respectfully submitted


                                Robison, Hill & Co.
                                Certified Public Accountants

Salt Lake City, Utah
January 19, 2001

                 CASTERBRIDGE MANAGEMENT, INC.
                 (A Development Stage Company)
                         BALANCE SHEETS

                                 December 31,     December 31,
                                 2000             1999

Assets:                          $      -         $       -

Liabilities - Accounts Payable   $    215         $       -

Stockholders' Equity:
  Common Stock, Par value $.001
  Authorized 100,000,000 shares,
  Issued 1,000,000 shares at
  December 31, 2000 and 1999        1,000             1,000

  Paid-In Capital                   1,915               335
  Retained Deficit                 (1,200)           (1,200)
  Deficit Accumulated During the
    Development Stage              (1,930)             (135)

    Total Stockholders' Equity       (215)                -

    Total Liabilities and
     Stockholders' Equity        $      -         $       -


The accompanying notes are an integral part of these financial statements.


                 CASTERBRIDGE MANAGEMENT, INC.
                 (A Development Stage Company)
                    STATEMENTS OF OPERATIONS

                                                 Cumulative
                                                 since
                                                 October 20, 1999
                                                 inception of
                        For the year ended       development
                        December 31,             stage
                        2000           1999
                       --------      --------    ----------

Revenues:              $      -      $      -    $      -

Expenses:                 1,795           135       1,930

     Net Loss          $ (1,795)     $   (135)   $ (1,930)

Basic & Diluted loss
  per share            $      -      $      -


The accompanying notes are an integral part of these financial statements.

(Format Change)

                              CASTERBRIDGE MANAGEMENT, INC.
                              (A Development Stage Company)
                            STATEMENT OF STOCKHOLDERS' EQUITY
                 SINCE NOVEMBER 6, 1995 (INCEPTION) TO DECEMBER 31, 2000
                                                                                 Deficit
                                                                               Accumulated
                                                                                 During
                        Common Stock                  Paid-In      Retained    Development
                          Shares        Par Value     Capital      Deficit       Stage

Balance at November 6,
  1995 (inception)            -         $      -     $      -      $      -    $       -

February 20, 1996 Issuance
  of Stock for Services
  and payment of Accounts
  Payable                1,000,000         1,000            -             -            -

Net Loss                      -                -            -        (1,000)           -

Balance at December 31,
  1996                   1,000,000         1,000            -        (1,000)           -

Net Loss                      -                -            -          (100)           -

Balance at December 31,
  1997                   1,000,000         1,000            -        (1,100)           -

Net Loss                      -                -            -          (100)           -

Balance at December 31,
  1998                   1,000,000         1,000            -        (1,200)           -

Capital contributed by
  Shareholder                 -                -          335             -            -

Net Loss                      -                -            -             -         (135)

Balance at December 31,
  1999                   1,000,000         1,000          335        (1,200)        (135)

Capital contributed by
  Shareholder                 -                -        1,580             -            -

Net Loss                      -                -            -             -       (1,795)

Balance at December 31,
  2000                   1,000,000        $1,000       $1,915       $(1,200)     $(1,930)


The accompanying notes are an integral part of these financial statements.


                              CASTERBRIDGE MANAGEMENT, INC.
                              (A Development Stage Company)
                                STATEMENT OF CASH FLOWS
                                                                             Cumulative
                                                                             Since October
                                                                             20, 1999
                                                                             Inception of
                                     For the years ended December 31,        Development
                                     2000               1999                 Stage
                                    -------            -------               -----------
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net Loss                            $  (1,795)         $    (135)            $   (1,930)
Increase (Decrease) in
  Accounts Payable                        215               (200)                    15
  Net Cash Used in
   operating activities                (1,580)              (335)                 1,915

CASH FLOWS FROM INVESTING
ACTIVITIES:
Net cash provided by
  investing activities                      -                  -                      -

CASH FLOWS FROM FINANCING
ACTIVITIES:
Capital contributed by shareholder      1,580                335                  1,915
Net Cash Provided by
  Financing Activities                  1,580                335                  1,915

Net (Decrease) Increase in
  Cash and Cash Equivalents                 -                  -                      -
Cash and Cash Equivalents
  at Beginning of Period                    -                  -                      -
Cash and Cash Equivalents
  at End of Period                  $       -          $       -             $        -

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                          $       -          $       -             $        -
  Franchise and income taxes        $     215          $       -             $      215

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
  AND FINANCING ACTIVITIES:              None

The accompanying notes are an integral part of these financial statements.


(format change)
                 CASTERBRIDGE MANAGEMENT, INC.
                 (A Development Stage Company)
                 NOTES TO FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

This summary of accounting policies for Casterbridge Management, Inc. is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Organization and Basis of Presentation

  The Company was incorporated under the laws of the State of Nevada on November 6, 1995. The Company ceased all operating activities during the period from November 6, 1995 to October 20, 1999 and was considered dormant. Since October 20, 1999, the Company is in the development stage, and has not commenced planned principal operations.

Nature of Business

  The Company has no products or services as of December 31, 2000. The Company was organized as a vehicle to seek merger or acquisition candidates. The Company intends to acquire interests in various business opportunities, which in the opinion of management will provide a profit to the Company.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
                  CASTERBRIDGE MANAGEMENT, INC.
                 (A Development Stage Company)
                 NOTES TO FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                          (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (Continued)

Loss per Share

The reconciliations of the numerators and denominators of the basic loss per share computations are as follows:

                                                   Per-Share
                           Income       Shares       Amount
                          --------     --------    ----------
                        (Numerator)  (Denominator)

                      For the year ended December 31, 2000

Basic Loss per Share
Loss to common
  shareholders           $(1,795)     1,000,000     $      -

                      For the year ended December 31, 1999

Basic Loss per Share
Loss to common
  shareholders           $  (135)     1,000,000     $      -


The effect of outstanding common stock equivalents would be anti-dilutive for December 31, 2000 and 1999 and are thus not considered.

                  Concentration of Credit Risk

The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with one financial institution, in the form of demand deposits.

NOTE 2 - INCOME TAXES

As of December 31, 2000, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $3,100 that may be offset against future taxable income through 2011. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

                 CASTERBRIDGE MANAGEMENT, INC.
                 (A Development Stage Company)
                 NOTES TO FINANCIAL STATEMENTS
         FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                          (Continued)

NOTE 3 - DEVELOPMENT STAGE COMPANY

The Company has not begun principal operations and as is common with a development stage company, the Company has had recurring losses during its development stage.

NOTE 4 - COMMITMENTS

As of December 31, 2000 all activities of the Company have been conducted by corporate officers from either their homes or business offices. Currently, there are no outstanding debts owed by the company for the use of these facilities and there are no commitments for future use of the facilities.

NOTE 5 - STOCK SPLIT

On October 20, 1999 the Board of Directors authorized 1,000 to 1 stock split, changed the authorized number of shares to 100,000,000 shares and the par value to $.001 for the Company's common stock. As a result of the split, 999,000 shares were issued. All references in the accompanying financial statements to the number of common shares and per-share amounts for 1999 and 1998 have been restated to reflect the stock split.

                 INDEPENDENT ACCOUNTANT'S REPORT

Casterbridge Management, Inc.
(A Development Stage Company)

     We have reviewed the accompanying balance sheets of Casterbridge Management, Inc. (a development stage company) as of June 30, 2001 and December 31, 2000, and the related statements of operations for the three and six months, and cash flows for the six month periods ended June 30, 2001 and 2000. These financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statement taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

                                   Respectfully submitted



                                   Robison, Hill & Co.
                                   Certified Public Accountants

Salt Lake City, Utah
August 6, 2001

                 CASTERBRIDGE MANAGEMENT, INC.
                 (A Development Stage Company)
                         BALANCE SHEETS

                                   June 30,       December 31,
                                    2001              2000

Assets:                           $      -        $        -

Liabilities: Accounts Payable     $      4        $      215

Stockholders' Equity:
  Common Stock, Par value $.001
    Authorized 100,000,000 shares,
    Issued 1,000,000 Shares at
    June 30, 2001
    and December 31, 2000            1,000             1,000
  Paid-In Capital                    3,180             1,915
  Retained Deficit                  (1,200)           (1,200)
  Deficit Accumulated During the
    Development Stage               (2,984)           (1,930)
     Total Stockholders' Equity     (    4)           (  215)

     Total Liabilities and
       Stockholders' Equity       $      -        $        -


See accompanying notes and accountants' report.

                 CASTERBRIDGE MANAGEMENT, INC.
                 (A Development Stage Company)
                    STATEMENTS OF OPERATIONS
                                                     Cumulative
                                                   since October
                                                      20, 1999
                                                      Inception
                        For the         For the
                 Three Months Ended  Six Months Ended
                    2001      2000   2001        2000   Stage

Revenues:         $     -    $    - $     -   $     -  $     -

Expenses:             254       250   1,054     1,180    2,984
Net Loss          $  (254)   $ (250)$(1,054)  $(1,180) $(2,984)

Basic & Diluted
     Loss
Per Share         $     -    $    - $     -   $     -


        See accompanying notes and accountants' report.


                 CASTERBRIDGE MANAGEMENT, INC.
                 (A Development Stage Company)
                    STATEMENTS OF CASH FLOWS
                               For the   Inception   Cumulative
                             Six Months      Of     since October
                                Ended   Development    20, 1999
                              June 30,     Stage
                                2001        2000
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net Loss                       $   (254) $ (1,180)   $   (2,984)
Increase (Decrease) in
  Accounts Payable                 (796)      250          (196)
  Net Cash Used in operating
    activities                   (1,050)     (930)       (3,180)

CASH FLOWS FROM INVESTING
ACTIVITIES:
Net cash provided by investing
    activities                        -         -             -

CASH FLOWS FROM FINANCING
ACTIVITIES:
Capital contributed by
    shareholder                   1,050       930         3,180
Net Cash Provided by
  Financing Activities            1,050       930         3,180

Net (Decrease) Increase in
  Cash and Cash Equivalents           -         -             -
Cash and Cash Equivalents
  at Beginning of Period              -         -             -
Cash and Cash Equivalents
  at End of Period             $      -  $      -     $       -

SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                     $      -  $      -     $       -
  Franchise and income taxes   $      -  $      -     $     285

SUPPLEMENTAL DISCLOSURE OF NON-
CASH INVESTING AND FINANCING
ACTIVITIES:         None

     See accompanying notes and accountants' report.

                 CASTERBRIDGE MANAGEMENT, INC.
                 (A Development Stage Company)
                 NOTES TO FINANCIAL STATEMENTS
             FOR THE SIX MONTHS ENDED JUNE 30, 2001

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

     This summary of accounting policies for Casterbridge
Management, Inc. is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

     The unaudited financial statements as of June 30, 2001 and for the six months then ended reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for the six months. Operating results for interim periods are not necessarily indicative of the results which can be expected for full years.

Organization and Basis of Presentation

     The Company was incorporated under the laws of the State of Nevada on November 6, 1995. The Company ceased all operating activities during the period from November 6, 1995 to October 20, 1999 and was considered dormant. Since October 20, 1999, the Company is in the development stage, and has not commenced planned principal operations.

Nature of Business

     The Company has no products or services as of June 30, 2001.
The Company was organized as a vehicle to seek merger or acquisition candidates. The Company intends to acquire interests in various business opportunities, which in the opinion of management will provide a profit to the Company.

Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


                 CASTERBRIDGE MANAGEMENT, INC.
                 (A Development Stage Company)
                 NOTES TO FINANCIAL STATEMENTS
             FOR THE SIX MONTHS ENDED JUNE 30, 2001
                          (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (Continued)

Loss per Share

     The reconciliations of the numerators and denominators of the basic loss per share computations are as follows:


                         Income         Shares       Per-Share
                       (Numerator)   (Denominator)     Amount

                         For the Three Months
                         Ended June 30, 2001
Basic Loss per Share
Loss to common shareholders   $(254)    1,000,000      $    -

                         For the Six Months
                         Ended June 30, 2001
Basic Loss per Share
Loss to common shareholders $(1,054)    1,000,000      $    -

                         For the Three Months
                         Ended June 30, 2000
Basic Loss per Share
Loss to common shareholders   $(250)    1,000,000      $    -

                         For the Six Months
                         Ended June 30, 2000
Basic Loss per Share
Loss to common shareholders $(1,180)    1,000,000      $    -


     The effect of outstanding common stock equivalents are anti-dilutive for June 30, 2001 and 2000 and are thus not considered.

Reclassification

     Certain reclassifications have been made in the 2000
financial statements to conform with the June 30, 2001 presentation

                 CASTERBRIDGE MANAGEMENT, INC.
                 (A Development Stage Company)
                 NOTES TO FINANCIAL STATEMENTS
             FOR THE SIX MONTHS ENDED JUNE 30, 2001
                          (Continued)


NOTE 2 - INCOME TAXES

     As of June 30, 2001, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $4,200 that may be offset against future taxable income through 2011. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carry-forwards will expire unused. Accordingly, the potential tax benefits of the loss carry-forwards are offset by a valuation allowance of the same amount.

NOTE 3 - DEVELOPMENT STAGE COMPANY

     The Company has not begun principal operations and as is common with a development stage company, the Company has had recurring losses during its development stage.

NOTE 4 - COMMITMENTS

     As of June 30, 2001 all activities of the Company have been conducted by corporate officers from either their homes or business offices. Currently, there are no outstanding debts owed by the company for the use of these facilities and there are no commitments for future use of the facilities.



APPENDIX A




RIGHTS OF DISSENTING OWNERS
NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a party:

(1) If approval by the stockholders is required for the merger
NRS 92A.120 to 92A.160 inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

(b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

(c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

(a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

(b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

NRS 92A.410 Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

NRS 92A.420 Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Must not vote his shares in favor of the proposed action.

2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440 Demand for payment and deposit of certificates;
retention of rights of stockholder.

1. A stockholder to whom a dissenter's notice is sent must:

(a) Demand payment;

(b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

(c) Deposit his certificates, if any, in accordance with the terms of the notice.

2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

NRS 92A.460 Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the corporation's registered office is located; or

(b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

(b) A statement of the subject corporation's estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

(e) A copy of NRS 92A.300 to 92A.500, inclusive.
NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter's notice.

1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.
NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500,inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.


PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     Under the auspices of Nevada Revised Statutes, Sections
78.250 through 78.252, the following article is contained within the Company's Articles of Incorporation: To the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, as the same exists or may hereafter be amended, an officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the corporation against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding.



Item 21.  Exhibits and Financial Statement Schedules

(a)  Exhibits:

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

Exhibit No.    Document

2.1    Merger agreement, dated September 21, 2001

5.1 Legal opinion and consent for use in filings of Christopher Dieterich
23.1   Consent of Dieterich and Associates
23.2   Consent of Robison, Hill & Co.



(b)  Financial Statement Schedules

     Not applicable.

(c)  Reports, Opinions or Appraisals.

     Not applicable.

Item 22.  Undertakings.

(a)  Undertakings Required by Item 512 of Regulation S-B.

     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration
Statement to be signed on its behalf by the undersigned;
thereunto duly authorized, in Tucson, Arizona, on 4th of December, 2001.

                              CASTERBRIDGE MANAGEMENT, INC.



                              By:/s/  Daniel L. Hodges
                              Daniel L. Hodges
                              President and Chairman

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature Title     Date

/s/ Daniel L. Hodges
President and Chairman   11/9/01
Daniel L. Hodges

Exhibit 2.1

MERGER AGREEMENT
                            Merging
       Casterbridge Management Inc., a Nevada corporation
                              Into
    Tucson Acquisition and Development Corporation, a Nevada
                          corporation

1. Parties to the Merger; Effective Date. Pursuant to the provisions of the Nevada Statutes, Casterbridge Management Inc., a Nevada corporation ("Casterbridge Management"), shall be merged with and into Tucson Acquisition and Development Corporation, a Nevada corporation ("Tucson Acquisition and Development").
Tucson Acquisition and Development shall be the surviving corporation. The merger ("Merger") shall become effective at such time (the "Effective Time") on the date (the "Effective Date") that articles of merger are filed with the Secretary of State of Nevada.

2. Closing. The closing of the merger contemplated by this agreement shall take place on or before December 29, 2001, or at such other date and place as the parties may mutually agree. The actual date of such closing is referred to herein as the "Closing."

2A.  Effect of the Merger.  From and after the Effective Time,
(i) Tucson Acquisition and Development shall continue its corporate existence as a Nevada corporation and the separate existence of Casterbridge Management shall cease; (ii) the corporate charter/articles of incorporation and bylaws of Tucson Acquisition and Development in effect immediately prior the Effective Time shall continue to be its charter/articles of incorporation and bylaws until amended or repealed in a manner provided by law; and (iii) each of the directors and officers of Tucson Acquisition and Development in office immediately prior to the Effective Time shall become the directors and officers of Tucson Acquisition and Development, if they have not resigned as of the Effective Time, until their respective successor are duly elected or appointed.

2B. Conversion of Outstanding Shares. Every share of Casterbridge Management Common Stock that is issued and outstanding immediately prior to the Effective Time will, by virtue of the merger of Tucson Acquisition and Development and Casterbridge Management, at the Effective Time, and without any further action on the part of either Tucson Acquisition and Development and Casterbridge Management or any holder of outstanding Common Stock, be cancelled and extinguished and automatically converted into one share of validly issued, fully paid and nonassessable Tucson Acquisition and Development Common Stock.

2C.  Cancellation of Certain Casterbridge Management Shares.
Each share of Casterbridge Management Common Stock which is, immediately prior to the Effective Time, held in the treasury of Casterbridge Management or held by any director of indirect wholly-owned subsidiary of Casterbridge Management shall be cancelled and extinguished without any conversion thereof. In addition, 750,000 shares of Casterbridge Management Common Stock held by Daniel L. Hodges, President and sole Director of Casterbridge Management, shall be cancelled and extinguished without any conversion thereof (the "Cancellation Shares"). Upon approval of the Merger by the Casterbridge Management shareholders and prior to the Closing, the cancellation of the Cancelled Shares shall be deemed to have occurred and to have been effective prior to the Closing without any further act by Daniel L. Hodges or by Casterbridge Management other than the approval of the Merger by the Casterbridge Management shareholders.

3.   Representations of Tucson Acquisition and Development.
Tucson Acquisition and Development hereby represents and warrants to Casterbridge Management that:

3.1 Due Incorporation, etc. Tucson Acquisition and Development is duly incorporated, validly existing and in good standing under the laws of Nevada and has all requisite power and authority to execute and deliver this agreement and to perform the obligations to be performed by it hereunder. Neither the execution or delivery of this agreement nor the performance by Tucson Acquisition and Development hereof will constitute a breach of or default under the governing instruments of Tucson Acquisition and Development or any agreement, instrument, indenture, judgment or decree to which Tucson Acquisition and Development is a party or by which it is bound. Prior to the Closing, all consents and approvals, if any, required to be obtained by Tucson Acquisition and Development for its performance hereunder will have been obtained.

3.2 Due Execution, Validity and Effect. This agreement has been duly authorized, executed and delivered by Tucson Acquisition and Development and, assuming the due authorization, execution and delivery by Casterbridge Management, this agreement constitutes the valid, legal and binding obligation of Tucson Acquisition and Development, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally.

3.3 Title to the Shares. At Closing, Tucson Acquisition and Development shall deliver the shares of its common stock, with legal and valid title thereto, free and clear of all liens, charges, pledges, claims and encumbrances of any kind or nature whatsoever, other than those created by this agreement.

3.4 Board Approval. The Shareholder and the Board of Directors of Tucson Acquisition and Development have duly approved the merger contemplated by this agreement.

3.5 Full Disclosure. No representation or warranty made by Tucson Acquisition and Development in this agreement and no certificate or document furnished or to be furnished to Casterbridge Management pursuant to this agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

3.6 Financial Statements. Tucson Acquisition and Development shall have obtained and provided to Casterbridge Management true and accurate financial statements consisting of their most recent year end audited financial statements and reviewed financial statements through the most recently ended quarter.

3.7 Capital Structure. Tucson Acquisition and Development shall have 750,000 issued and outstanding shares at the closing, with the authority to issue an aggregate of 110,000,000 shares of capital stock having a par value of $0.001 per share, of which no more than 10,000,000 shares may be preferred.

4.   Representations of Casterbridge Management.  Casterbridge
Management represents and warrants to Tucson Acquisition and Development that:

4.1 Due Incorporation, etc. Casterbridge Management is duly incorporated, validly existing and in good standing under the laws of Nevada and has all requisite power and authority to execute and deliver this agreement and to perform the obligations to be performed by it hereunder. Neither the execution nor delivery of this agreement nor the performance by Casterbridge Management hereof will constitute a breach of or default under the governing instruments of Casterbridge Management or any agreement, instrument, indenture, judgment or decree to which Casterbridge Management is a party or by which it is bound.
Prior to the Closing, all consents and approvals, if any, required to be obtained by Casterbridge Management for its performance hereunder will have been obtained.

4.2 Due Execution, Validity and Effect. This agreement has been duly authorized, executed and delivered by Casterbridge Management and, assuming the due authorization, execution and delivery by Tucson Acquisition and Development, this agreement constitutes the valid, legal and binding obligation of Casterbridge Management, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally.

4.3 Full Disclosure. No representation or warranty made by Casterbridge Management in this agreement and no certificate or document furnished or to be furnished to Tucson Acquisition and Development pursuant to this agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

4.4  Board Approval.  The Board of Directors of Casterbridge
Management has duly approved the merger contemplated by this agreement.

4.5  Capital Structure.  Casterbridge Management shall have
1,000,000 issued and outstanding shares prior to the closing.

5.   Certain Fees.

Neither party has incurred any liability for any brokers' or finders' fees or commissions in connection with the merger contemplated by this Agreement for which the other party is or would be liable. Each of the parties agree to indemnify and hold harmless the other from and against any commission, fee or claim of any person employed or retained by it to bring about the merger contemplated hereby or to represent it in connection therewith.

6. Conditions to Obligations of the Parties. All obligations of the parties under this agreement are subject to the fulfillment or satisfaction, prior to or at Closing, of each of the following conditions precedent (all of which may be waived):

(a) each of the representations and warranties of the parties herein being true and correct in all material respects on the date hereof and as of the Closing, and each of the parties having performed or complied with all agreements and covenants contained in this agreement to be performed or complied with by it or either of them, as the case may be, prior to or at the Closing;

(b)  neither Tucson Acquisition and Development nor Casterbridge
Management issuing any stock, changing its capital structure or incurring any debt in an amount more than $10,000;

(c) neither Tucson Acquisition and Development nor Casterbridge Management's being precluded by an order or preliminary or permanent injunction of a court of competent jurisdiction from consummating the merger pursuant to this agreement (each party agreeing to use its reasonable best efforts to have any such injunction lifted);

(d) there not having been any statute, rule or regulation enacted or promulgated by any government body or agency after the date hereof which is applicable to the merger pursuant to this agreement which would render the consummation of the merger illegal; and

(e) Tucson Acquisition and Development preparing and filing no later than December 31, 2001 of an S-4 registration statement/information statement notifying the Casterbridge Management shareholders of the merger. Further, such registration statement shall have been declared effective by the Securities and Exchange Commission, and the shareholders of Casterbridge Management shall have, by a majority vote, approve the merger.

7. Survival of Representations, etc. All representations, warranties and agreements made herein shall survive any investigation made by Tucson Acquisition and Development and Casterbridge Management and shall survive the Closing.

8.   Termination.  This agreement may be terminated:

(a)  on the date specified in a writing executed by Casterbridge
Management and Tucson Acquisition and Development;

(b) by Casterbridge Management, upon written notice to Tucson Acquisition and Development, if any representation or warranty made in this agreement by Tucson Acquisition and Development shall have been false or incorrect in any material respect when made or shall have become false or incorrect in any material respect thereafter, of if Tucson Acquisition and Development shall fail to perform or observe any material covenant or agreement made by Tucson Acquisition and Development in this agreement; or

(c) by Tucson Acquisition and Development, upon written notice to Casterbridge Management, if any representation or warranty made in this agreement by Casterbridge Management shall have been false or incorrect in any material respect when made or shall have become false or incorrect in any material respect hereafter, or if Casterbridge Management shall fail to perform or observe any material covenant or agreement made by it in this agreement.

9.   Miscellaneous.

9.1 Binding Effect; Assignment. This agreement shall inure to the benefit of and be binding upon the parties hereto, their respective legal representatives and successors. This agreement may not be assigned.

9.2 Further Assurances, Cooperation. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete the merger pursuant to and in the manner contemplated by this agreement. The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this agreement.

9.3 Entire Agreement; Absence of Representation. This agreement constitutes the entire agreement between the parties hereto and supersedes all prior arrangements, understandings, and agreements, oral or written, between the parties hereto with respect to the subject matter hereof. Casterbridge Management and Daniel Hodges acknowledges that in acquiring the securities in the merger hereunder, it and each of them has relied only upon the representations and warranties expressly made in this agreement and that no other statements, representations or warranties, oral or written, expressed or implied, have been made or relied upon in connection with such acquisitions or as an inducement therefor.

9.4 Execution in Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed to be one and the same instrument.

9.5 Notices. All notices, requests, permissions, waivers and communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telegram, telex, facsimile transmission or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties at the following respective addresses or to such other addresses as any party hereto shall specify in a notice to the other parties hereto in accordance with the terms hereof:

If to Casterbridge Management:

Attention:     Daniel L. Hodges
               Casterbridge Management Inc.
               2102 N. Donner Ave.
               Tucson, Arizona 85749
               Facsimile Transmission:  (520) 731-9892

If to Tucson Acquisition and Development:

Attention:     Jeffrey S. Utsch
               Tucson Acquisition and Development Corp.
               6141 N. Pomona
               Tucson, Arizona 85704
               Facsimile Transmission:     (520) 791-0793

9.6 Amendments and Waivers. This agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Tucson Acquisition and Development may, by an instrument in writing, waive compliance by Casterbridge Management with any term or provision of this agreement on the part of any of them to be performed or complied with. Casterbridge Management may, by an instrument in writing, waive compliance by Tucson Acquisition and Development with any term or provision of this agreement on the part of Tucson Acquisition and Development to be performed or complied with.
Any waiver of a breach of any term or provision of this agreement shall not be construed as a waiver of any subsequent breach.

9.7 Headings; Severability. The headings contained in this agreement are for convenience of reference only and shall not affect the interpretation or construction hereof. Any term or provision of this agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this agreement or affecting the validity or enforceability of any of the terms or provisions of this agreement in any other jurisdiction. If any provision of this agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as in enforceable.

9.8 Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the State of Nevada applicable to agreements made and to be performed wholly within such jurisdiction and without regard to conflicts of laws.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of this 21st day of September, 2001.

CASTERBRIDGE MANAGEMENT INC.


By:
     Daniel L. Hodges, President


TUCSON ACQUISITION AND DEVELOPMENT CORPORATION


By:
     Jeffrey S. Utsch, President

Exhibit 5.1

December 4, 2001

Casterbridge Management, Inc.
2102 N. Donner Road
Tucson, AZ 85749


Gentlemen:

     I refer to the Registration Statement on Form S-4, the "Registration Statement" filed by Casterbridge Management, Inc., a Nevada corporation (the "Company"), with the United States Securities and Exchange Commission under the Securities Act of 1933, relating to the offer by the Company of 250,000 shares of common stock, no par value per share (the "Stock").

     As counsel to the Company, I have examined such corporate records, documents and questions of law as I have deemed necessary or appropriate for the purposes of this opinion. In such examinations, I have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to me as copies. As to various questions of fact material to this opinion, I have relied upon statements and certificates of officers and representatives of the Company.

     Upon the basis of this examination, I am of the opinion that the 250,000 shares of Stock offered by the Company, when sold in accordance with the terms set forth in the Registration
Statement, have been validly authorized, will be legally issued, fully paid, and non-assessable.

     I hereby consent to the filing of this opinion as Exhibit
5.1 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in those states.

Sincerely,

                              /s/ Christopher H. Dieterich
                              Christopher H. Dieterich

Exhibit 23.1

     Included within Exhibit 5.1 (Opinion of Counsel)



Exhibit 23.2

        CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in this registration statement on this Form S-4 of our report dated January 19, 2001 on our audit of the financial statements of Casterbridge Management, Inc. as of December 31, 2000 and 1999. We consent to the incorporation by reference in this registration statement on this Form S-4 of our report dated August 6, 2001 on our review of the financial statements of Casterbridge Management, Inc. as of June 31, 2001 and 2000. We also consent to the reference to our firm under the caption "Experts" in this registration statement on this amendment one to the Form S-4.


                             /s/ Robison, Hill & Company
                             Robison, Hill & Company
                             Salt Lake City, Utah
                             December 6, 2001


       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in this registration statement on this Form S-4 of our report dated July 16, 2001 on our audit of the financial statements of Tucson Acquisition & Development Corporation as of December 31, 2000 and 1999, and our review of their financial statements as of June 31, 2001 and 2000. We also consent to the reference to our firm under the caption "Experts" in this registration statement on this amendment one to the Form S-4.


                             /s/ Robison, Hill & Company
                             Robison, Hill & Company
                             Salt Lake City, Utah
                             December 6, 2001